UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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MEDICIS PHARMACEUTICAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2009

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Medicis Pharmaceutical Corporation (“Medicis,” “we,” “us” or “our”) to be held on Tuesday, May 19, 2009, at 9:30 a.m. local time, at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona.

At this year’s annual meeting you will be asked to: (i) elect two directors to serve for a three year term; (ii) approve an amendment to the Medicis 2006 Incentive Award Plan to increase the number of shares of common stock available for grant under the plan by 2,000,000 shares; (iii) ratify the selection of our independent registered public accountants; and (iv) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and Proxy Statement describe these matters. We urge you to read this information carefully.

Your board of directors unanimously believes that election of its nominees for directors, approval of the amendment to the Medicis 2006 Incentive Award Plan and ratification of the Audit Committee’s selection of independent registered public accountants are in the best interests of Medicis and its stockholders, and, accordingly, recommends a vote “FOR” election of the two nominees for directors, “FOR” the approval of the amendment to the Medicis 2006 Incentive Award Plan and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

Sincerely,

Jason D. Hanson,
Executive Vice President, General Counsel
and Corporate Secretary

MEDICIS PHARMACEUTICAL CORPORATION
7720 North Dobson Road
Scottsdale, Arizona 85256-2740

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, MAY 19, 2009

To the Stockholders of Medicis Pharmaceutical Corporation (“Medicis”):

We will hold an annual meeting of stockholders of Medicis at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona, on Tuesday, May 19, 2009, at 9:30 a.m. local time, for the following purposes:

1. To re-elect Arthur G. Altschul, Jr. and Philip S. Schein, M.D. to a three-year term expiring at the 2012 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2. To approve an amendment to the Medicis 2006 Incentive Award Plan, which would increase the number of shares of common stock reserved for issuance under the plan by 2,000,000 shares.

3. To ratify the selection of Ernst & Young LLP as independent auditors of Medicis for the fiscal year ending December 31, 2009.

4. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are described in the attached proxy statement. Only Medicis stockholders of record of shares of our Class A Common Stock at the close of business on March 20, 2009, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

A list of stockholders eligible to vote at the Medicis annual meeting will be available for inspection at the annual meeting, and at the executive offices of Medicis during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important.  It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the annual meeting.

By Order of the Board of Directors,
Jason D. Hanson
Executive Vice President, General Counsel
and Corporate Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the board of directors of Medicis Pharmaceutical Corporation, a Delaware corporation (“Medicis,” “we,” “us” or “our”), for use at our 2009 annual meeting of stockholders to be held on Tuesday, May 19, 2009, at 9:30 a.m. local time, at the Scottsdale Resort and Conference Center, 7700 East McCormick Parkway, Scottsdale, Arizona, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

Pursuant to rules recently adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On April 7, 2009, we intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the annual meeting. We intend to mail this proxy statement, together with a proxy card to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials, within three business days of such request.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our Class A Common Stock (or “common stock”) as of the close of business on March 20, 2009. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on May 18, 2009. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT.  You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of each of the two nominees for director, “FOR” the approval of the amendment to the Medicis 2006 Incentive Award Plan, and “FOR” ratification of the selection of the independent auditors. The proxy gives each of Jonah Shacknai, Mark A. Prygocki and Jason D. Hanson discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Medicis proxies should be addressed to:

Medicis Pharmaceutical Corporation
7720 North Dobson Road
Scottsdale, Arizona 85256-2740
Attn: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the annual meeting.

Quorum and Votes Required

At the close of business on March 20, 2009, 58,861,720 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters which the NYSE determines to be “non-routine,” without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker holds your common stock in “street name,” your broker will vote your shares on “non-routine” proposals only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

In April 2007, the Board amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections. Under this majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. As a result, abstentions will not be counted in determining which nominees received a majority of votes cast. Broker non-votes are generally not expected to result from the vote on election of directors. Any broker-non-votes that may result will not be counted in determining which nominees receive a majority of votes cast. In accordance with our policy, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating and Governance Committee of the Board, or another duly authorized committee of the Board, will make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. We will publicly disclose the decision regarding the tendered resignation and the rationale behind the decision in a filing of a Current Report on Form 8-K with the SEC.

For Item 2, under NYSE rules, the approval of the amendment to the Medicis 2006 Incentive Award Plan requires an affirmative vote of the holders of a majority of shares of common stock cast on such proposal, in person or by proxy, provided that the total votes cast on the proposal represent over 50% of the outstanding shares of common stock entitled to vote on the proposal. Votes “FOR” and “AGAINST” and abstentions count as votes cast, while broker non-votes do not count as votes cast. All outstanding shares, including broker non-votes, count as shares entitled to vote. Thus, the total sum of votes “FOR,” plus votes “AGAINST,” plus abstentions, which is referred to as the “NYSE Votes Cast,” must be greater than 50% of the total outstanding shares of our common stock. Once satisfied, the number of votes “FOR” the proposal must be greater than 50% of NYSE Votes Cast. Thus, abstentions have the same affect as a vote against the proposal. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Thus, broker non votes will likely result on this proposal and broker non-votes could impair our ability to satisfy the requirement that votes cast represent over 50% of our outstanding shares of common stock.

For Item 3, the affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the ratification of the selection of Ernst & Young as our independent auditors. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Item 3.

Solicitation of Proxies

Our board of directors is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $18,000 in the aggregate. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Assistance

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact our investor relations department at (480) 291-5854 or investor.relations@medicis.com or write to: Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, Attn: Investor Relations.

ITEM 1
ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws, or bylaws, provide for a range of directors from three to twelve, with the exact number set by the board. The board has set the current authorized directors at eight members. The directors are divided into three classes, that each serve for a term of three years. There are currently eight members of our board. At each annual meeting, the term of one class expires. The class of directors with a term expiring at this annual meeting consists of two directors.

Board Nominees

Based upon the recommendation of our Nominating and Governance Committee, our board of directors has nominated Arthur G. Altschul, Jr. and Philip S. Schein, M.D. for re-election as directors to the board. If elected, each director nominee would serve a three-year term expiring at the close of our 2012 annual meeting, or until their successors are duly elected. Mr. Altschul, Jr. and Dr. Schein currently serve on our board of directors. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the annual meeting. There are no family relationships among any directors.

			Director	Term
Name	Age	Position	Since	Expires

Jonah Shacknai(1)	52	Chairman, Chief Executive Officer	1988	2010
Arthur G. Altschul, Jr.(2)(3)(4)	44	Director	1992	2009
Spencer Davidson(1)(3)(4)	66	Director	1999	2011
Stuart Diamond(2)(6)	48	Director	2002	2011
Peter S. Knight, Esq.(5)	58	Director	1997	2011
Michael A. Pietrangelo(1)(3)(6)	66	Director	1990	2010
Philip S. Schein, M.D.(2)	69	Director	1990	2009
Lottie H. Shackelford(4)(5)(6)	67	Director	1993	2010

(1)	Current member of the Executive Committee

(2)	Current member of the Audit Committee

(3)	Current member of the Stock Option and Compensation Committee

(4)	Current member of the Nominating and Governance Committee

(5)	Current member of the Employee Development and Retention Committee

(6)	Current member of the Compliance Committee

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of March 20, 2009.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2012 Annual Meeting of Stockholders

Arthur G. Altschul, Jr., age 44, has been our director since December 1992. He has worked in money management, investment banking and as a member of senior management of a publicly-traded health care concern. Mr. Altschul is co-founder and chairman of Kolltan Pharmaceuticals, Inc. and a founder and a Managing Member of Diaz & Altschul Capital Management, LLC, a private investment advisory firm, a position he has held since 1996. From 1992 to 1996, Mr. Altschul worked at SUGEN, Inc., a biopharmaceutical firm. Prior to 1992, Mr. Altschul worked in the Equity and Fixed Income Trading departments at Goldman, Sachs & Co., was a founding limited partner of The Maximus Fund, LP, and worked in the Equity Research department at Morgan Stanley & Company. Mr. Altschul serves on the board of directors of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange (NYSE: GAM); Delta Opportunity Fund, Ltd., an investment fund which invests primarily in the healthcare industry; Medrium, Inc., a provider of automated medical billing solutions; and other private ventures. He also serves as a director of The Overbrook Foundation, a trustee of The Neurosciences Research Foundation, Inc. and as a trustee of the National Public Radio Foundation. Mr. Altschul holds a B.S. from Columbia University in Computer Science.

Philip S. Schein, M.D., age 69, has been our director since October 1990. Since 2002, Dr. Schein has served as Visiting Professor in Cancer Pharmacology, Oxford University; and since 1999, as President of The Schein Group, a consulting service to the pharmaceutical industry. Dr. Schein was the Founder, Chairman and Chief Executive Officer of U.S. Bioscience, Inc., a publicly-held pharmaceutical company involved in the development and marketing of chemotherapeutic agents, from 1987 to 1998. His prior appointments included Scientific Director of the Vincent T. Lombardi Cancer Research Center at Georgetown University; Vice President for Worldwide Clinical Research and Development, SmithKline and French Labs; and Senior Investigator and Head of the Clinical Pharmacology Section at the National Cancer Institute. He has served as President of the American Society of Clinical Oncology and has chaired the Food and Drug Administration Oncology Drugs Advisory Committee. Dr. Schein was appointed to the National Cancer Advisory Board by President Clinton.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TWO DIRECTOR NOMINEES

Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders

Jonah Shacknai, age 52, our founder, has been our Chairman and Chief Executive Officer since 1988. From 1977 until late 1982, Mr. Shacknai served as chief aide to the House of Representatives’ committee with responsibility for health policy, and in other senior legislative positions. During his service with the House of Representatives, Mr. Shacknai drafted significant legislation affecting health care, environmental protection, science policy, and consumer protection. He was also a member of the Commission on the Federal Drug Approval Process, and the National Council on Drugs. From 1982 to 1988, as senior partner in the law firm of Royer, Shacknai, and Mehle, Mr. Shacknai represented over 30 multinational pharmaceutical and medical device concerns, as well as four major industry trade associations. Mr. Shacknai also served in an executive capacity with Key Pharmaceuticals, Inc., prior to its acquisition by Schering-Plough Corporation. Mr. Shacknai is currently president and director of the Whispering Hope Ranch Foundation, a ranch centered around special needs children, and is a director of the World Craniofacial Foundation. In November 1999, Mr. Shacknai was selected to serve a three-year term on the Listed Company Advisory Committee to the New York Stock Exchange (LCAC). The LCAC was created in 1976 by the New York Stock Exchange board to address issues that are of critical importance to the Exchange and the corporate community. In May 2002, Mr. Shacknai was honored with a Doctorate of Humane Letters by the NYCPM (affiliate of Columbia University College of Physicians & Surgeons), and in the Fall of 2001, he received the national award from the Freedoms Foundation at Valley Forge®. In January 2000, Mr. Shacknai was selected as Entrepreneurial Fellow at the Karl Eller Center of the University of Arizona. In 1997, he received the Arizona Entrepreneur of the Year award, and was one of three finalists for U.S. Entrepreneur of the Year. Mr. Shacknai has served as a member of the National Arthritis and Musculoskeletal and Skin Diseases Advisory Council of the National Institutes of Health, and on the U.S.-Israel Science and Technology Commission, both federal cabinet-appointed positions. Mr. Shacknai obtained a B.S. degree from Colgate University and a J.D. from Georgetown University Law Center.

On April 3, 2008, Mr. Shacknai entered into an agreement with the government under which, as Chief Executive Officer, he accepted ultimate responsibility for the conduct that gave rise to the government’s investigation into allegations concerning our past off-label marketing and promotion of Loprox® and Loprox TS®. As a condition to the government’s agreement not to proceed, Mr. Shacknai agreed, among other things, to maintain our current comprehensive compliance program and comply with applicable laws for a period of 12 months ending February 2009.

Lottie H. Shackelford, age 67, has been our director since July 1993. Ms. Shackelford has been Executive Vice President of Global USA, Inc., a government relations firm, since April 1994, and has been Vice Chair of the Democratic National Committee since February 1989. Ms. Shackelford was Executive Vice President of U.S. Strategies, Inc., a government relations firm, from April 1993 to April 1994. She was also Co-Director of Intergovernmental Affairs for the Clinton/Gore presidential transition team between November 1992 and March 1993; Deputy Campaign Manager of Clinton for President from February 1992 to November 1992; and Executive Director, Arkansas Regional Minority Purchasing Council, from February 1982 to January 1992. In addition, Ms. Shackelford has served in various local government positions, including Mayor of Little Rock, Arkansas. She also is a former director of Philander Smith College, the Chapman Funds in Baltimore, Maryland, and the Overseas Private Investment Corporation.

Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders

Spencer Davidson, age 66, has been our director since January 1999. Since 1994, Mr. Davidson has served as President, Chief Executive Officer and director, and since April of 2007 has served as Chairman, of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange. His background also includes a distinguished career on Wall Street with positions held at Brown Brothers Harriman; Beck, Mack & Oliver, investment counselors, where he served as General Partner; and Odyssey Partners, a private investment firm, where he served as Fund Manager. Additionally, Mr. Davidson currently serves as the General Partner of The Hudson Partnership, a private investment partnership, and serves as Trustee for both the Innisfree Foundation, Inc. of Millbrook, New York, and the Neurosciences Research Foundation, Inc. of San Diego, California. A graduate of City College and Columbia University, Mr. Davidson holds an M.B.A., a C.F.A. and a C.I.C.

Stuart Diamond, age 48, has been our director since November 2002. He has served as Chief Financial Officer, North America, of GroupM Worldwide, Inc., a subsidiary of WPP Group plc, which is listed on the London Stock Exchange, since August 2008. Previously he served as Chief Financial Officer of National Medical Health Card Systems Inc., a publicly-traded provider of pharmacy benefits management services, from January 2006 to August 2007. He served as worldwide Chief Financial Officer for Ogilvy Healthworld (formerly Healthworld Corporation), a division of Ogilvy & Mather, a division of WPP Group Plc, a London Stock Exchange-listed company, from January 2005 until January 2006, and he served as Chief Financial Officer of Healthworld Communications Group, a division of WPP Group Plc, a London Stock Exchange-listed company, from August 2003 until January 2005. He served as Chief Financial Officer of the Americas Region of the Bates Group and of Healthworld Corporation, divisions of Cordiant Communications, a London Stock Exchange-listed company, from October 2002 to August 2003. He served as Chief Financial Officer of Healthworld Corporation, a division of Cordiant Communications Group plc from March 2000 to October 2002. He served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Healthworld Corporation, a publicly-owned pharmaceutical advertising agency, from August 1997 to March 2000. Mr. Diamond was the Vice President-Controller of the Licensing Division of Calvin Klein, Inc., an apparel company, from April 1996 to August 1997. Mr. Diamond served as Chief Financial Officer of Medicis from 1990 until 1995.

Peter S. Knight, Esq., age 58, has been our director since June 1997. Since August 2004, Mr. Knight has served as President of Generation Investment Management US LLP, a London-based investment firm focusing on global equities and sustainability. From September 2001 to December 2003, Mr. Knight was a Managing Director of MetWest Financial, a Los Angeles-based financial services company. From 1999 until 2001, Mr. Knight served as President of Sage Venture Partners, overseeing technology and bio-technology investments. Mr. Knight started his career with the Antitrust Division of the Department of Justice. From 1977 to 1989, Mr. Knight served as Chief of Staff to Al Gore when Mr. Gore was a member of the U.S. House of Representatives and later the U.S. Senate. Mr. Knight served as the General Counsel of Medicis from 1989 to 1991, and then established his law practice representing numerous Fortune 500 companies as named partner in Wunder, Knight, a Washington, D.C. law firm. Mr. Knight has held senior positions on four presidential campaigns, including serving as the campaign manager for the successful 1996 re-election of President Clinton. Mr. Knight currently serves as a director of EntreMed, a NASDAQ listed clinical stage pharmaceutical company, and PAR Pharmaceutical Companies, Inc., an NYSE listed developer, manufacturer and distributor of generic pharmaceuticals. He is also a director of Schroders’ mutual fund family, a member of the Cornell University College of Arts and Sciences Council and a member of the Advisory Council of Cornell’s Johnson School Center for Sustainable Global Enterprise. He holds a B.A. degree from Cornell University and a J.D. degree from Georgetown University Law Center.

Michael A. Pietrangelo, age 66, has been our director since October 1990. Since 1998, Mr. Pietrangelo has practiced law at Pietrangelo Cook PLC, based in Memphis, Tennessee. From November 1997 until September 30, 2005, Mr. Pietrangelo also served as a consultant to us in areas relating to the pharmaceutical industry. Admitted to the bar in New York, Tennessee and the District of Columbia, he was an attorney with the Federal Trade Commission from 1967 to 1968, and later for Pfizer, Inc., from 1968 to 1972. Mr. Pietrangelo then joined Schering-Plough Corporation in Memphis, Tennessee in 1972, first as Legal Director and as Associate General Counsel. During that time, he was also appointed Visiting Professor of Law by the University of Tennessee and University of Mississippi School of Pharmacy. In 1980, Mr. Pietrangelo left corporate law and focused on consumer products management, serving in a variety of executive positions at Schering-Plough Corporation prior to being named President of the Personal Care Products Group in 1985. In 1989, he was asked to join Western Publishing Group as President and Chief Operating Officer. From 1990 to 1994, Mr. Pietrangelo was the President and Chief Executive Officer of CLEO, Inc., a Memphis-based subsidiary of Gibson Greetings, Inc., a manufacturer of specialized paper products. From 1994 until 1998, he served as President of Johnson Products Company, a subsidiary of IVAX Corporation. Mr. Pietrangelo also serves on the board of directors of the American Parkinson Disease Association, a not-for-profit organization.

Executive Officers

Set forth below is information regarding each of our executive officers as of March 20, 2009.

Name	Age	Position

Jonah Shacknai	52	Chairman, Chief Executive Officer, Director
Joseph P. Cooper	51	Executive Vice President, Corporate and Product Development
Jason D. Hanson	40	Executive Vice President, General Counsel and Corporate Secretary
Vincent P. Ippolito	50	Executive Vice President, Sales and Marketing
Richard D. Peterson	41	Executive Vice President, Chief Financial Officer and Treasurer
Mark A. Prygocki	42	Executive Vice President, Chief Operating Officer
Mitchell S. Wortzman, Ph.D.	58	Executive Vice President and Chief Scientific Officer

Richard J. Havens, our former Executive Vice President, Sales and Marketing, separated from us on April 1, 2008. Mr. Havens provides consulting services to us in a non-executive independent contractor capacity.

Jonah Shacknai, see above — “Directors Continuing in Office Until the 2010 Annual Meeting of Stockholders.”

Joseph P. Cooper, age 51, has served as our Executive Vice President, Corporate and Product Development since July 10, 2006. From January 2001 to July 2006, Mr. Cooper served as Executive Vice President, Corporate Development. From February 1996 to January 2001, Mr. Cooper served as Senior Vice President, Manufacturing and Distribution. Prior to that, Mr. Cooper held management positions with Schein Pharmaceuticals, Inc. and G.D. Searle. Mr. Cooper serves on the board of directors for the Southwest Autism Research and Resource Center, and served as past Chairman of the board of directors for Communities in Schools of Arizona.

Jason D. Hanson, age 40, was appointed our Executive Vice President, General Counsel and Corproate Secretary on July 7, 2006. Prior to joining us, since April 2004, Mr. Hanson served as General Counsel for GE Healthcare Technologies, a global business specializing in medical imaging, information technology and other durable medical equipment and services. Mr. Hanson joined General Electric in April 1999 as Senior Counsel, Global Litigation & Compliance, GE Medical Systems. In 2001, Mr. Hanson was promoted to General Counsel, Americas for GE Medical Systems, a position he held until April 2004.

Vincent P. Ippolito, age 50, has served as our Executive Vice President, Sales and Marketing since April 1, 2008. From January 2006 to April 1, 2008, Mr. Ippolito served as our Senior Vice President of North American Sales. From January 2003 to January 2006, Mr. Ippolito served as our General Manager of Dermatology Products, responsible for the marketing and sales function. Prior to joining us, from 1986 to January 2003, Mr. Ippolito was employed by Novartis AG, a global pharmaceutical company, where he served in a variety of sales and marketing roles including General Manager, Marketing Group Brand Leader for Dermatology and Bone Products and Vice President of Sales in the Respiratory and Dermatology Division.

Richard D. Peterson, age 41, has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 1, 2008. Mr. Peterson also serves as our Chief Accounting Officer. Mr. Peterson has held various finance related positions with us since 1995. From February 2007 to April 1, 2008, Mr. Peterson served as our Senior Vice President of Finance. From August 2002 to February 2007, he served as our Vice President of Finance. Prior to joining us, Mr. Peterson was employed by PricewaterhouseCoopers as a member of the audit department. Mr. Peterson is a member of the Financial Executives Institute and serves on the board of the Phoenix Zoo, a non-profit organization.

Mark A. Prygocki, age 42, has served as our Chief Operating Officer since April 1, 2008 and as Executive Vice President since January 2001. From May 1995 to April 1, 2008, he served as our Chief Financial Officer and Treasurer. Mr. Prygocki served as our Corporate Secretary from May 1995 through July 2006. From October 1991 to May 1995, he served as our Controller. Prior to his employment with us, from July 1990 to October 1991, Mr. Prygocki was employed by Citigroup, an investment banking firm, in the regulatory reporting division. Prior to that Mr. Prygocki spent several years in the audit department of Ernst & Young LLP. Mr. Prygocki is a member of the Financial Executives Institute and is certified by the Arizona State Board of Accountancy and the New York Society of CPAs. Mr. Prygocki serves on the boards of Whispering Hope Ranch Foundation and Visions of Hope, Inc., non-profit organizations that assists children with special needs.

Mitchell S. Wortzman, Ph.D., age 58, has served as our Executive Vice President and Chief Scientific Officer since July 2003, and as Executive Vice President, Research & Development from January 2001 to July 2003. Dr. Wortzman served as our Senior Vice President, Research and Development from August 1997 to January 2001. From 1980 to 1997, Dr. Wortzman was employed at Neutrogena Corporation, most recently serving as President of the Dermatologics Division.

GOVERNANCE OF MEDICIS

Composition of the Board of Directors

Our board of directors has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the corporate governance section of our website at www.Medicis.com. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. In accordance with these guidelines, a member of our board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director. A director may not serve as a director of another company without consent of the board. No director may serve as a director of more than three publicly-held companies. No director after having attained the age of 75 years will be nominated for re-election or reappointment to our board.

Our board believes the positions of Chief Executive Officer and Chairman of the board may be combined, where appropriate, to provide unified leadership and direction. Our board reserves the right to adopt a different policy should circumstances change. The Chief Executive Officer/Chairman works closely with the entire board and has regular substantive communications with the chairman of the Nominating and Governance Committee, Spencer Davidson, who is our lead independent director.

Board Independence

Our board has determined that all nominees for election to the board at the annual meeting and all continuing directors, other than Mr. Shacknai, are independent under the rules of the NYSE. In making this determination, the board considered all relationships between us and each director and each director’s family members. During fiscal 2008, the only direct or indirect relationship between us and each director (or his immediate family), other than Mr. Shacknai, was the director’s service on our board.

Board Meetings

Our board held four meetings during fiscal year 2008. During fiscal year 2008 all directors attended at least 75% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member. The chairman of the board or his designee, taking into account suggestions from other board members, establishes the agenda for each board meeting and distributes it in advance to the each member of the board. Each board member is free to suggest the inclusion of items on the agenda. The board regularly meets in executive session without management or other employees present. The chairman of the Nominating and Governance Committee, Spencer Davidson, presides over these meetings as our lead independent director. The board has a policy that all directors attend the annual meeting of stockholders, absent unusual circumstances. Directors Arthur Altschul, Jr., Spencer Davidson, Stuart Diamond, Michael Pietrangelo, Philip Schein, M.D., and Lottie Shackelford each attended the 2008 annual meeting telephonically. Jonah Shacknai attended the 2008 annual meeting in person.

Board Committees

Our board maintains a standing Audit Committee, Nominating and Governance Committee, Stock Option and Compensation Committee, Employee Development and Retention Committee and Compliance Committee. To view the charter of each of these committees please visit our website at www.Medicis.com . In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. The membership of all of our standing board committees as of the record date is as follows:

Employee
		Nominating	Stock Option		Development
		and	and		and
Director	Audit	Governance	Compensation	Executive	Retention	Compliance

Jonah Shacknai				**
Arthur G. Altschul, Jr.	**	**	**
Spencer Davidson		“C”	“C”	**
Stuart Diamond	“C”					**
Peter S. Knight, Esq.					**
Michael A. Pietrangelo			**	“C”		“C”
Philip S. Schein, M.D.	**
Lottie H. Shackelford		**			“C”	**

**	Member

“C”	Chair

Audit Committee

We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accountants (when appropriate) our audited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

During fiscal 2008 and currently, Mr. Stuart Diamond (Chairman), Dr. Philip S. Schein, and Arthur G. Altschul, Jr. serve as the members of the Audit Committee. The Audit Committee met eighteen times during fiscal 2008. In addition to all members of this committee being determined by our board to be independent under NYSE rules, our board has determined that all current Audit Committee members are financially literate under the listing standards of the NYSE and under the requirements of the SEC rules. Our board has also determined that Mr. Diamond qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Nominating and Governance Committee

We have a standing Nominating and Governance Committee, or Nominating Committee. During fiscal year 2008 and currently, Spencer Davidson (Chairman), Arthur G. Altschul, Jr. and Lottie H. Shackelford serve as the members of the Nominating Committee. The Nominating Committee met four times in fiscal 2008. Our board has determined that each of the members of the Nominating Committee qualifies as an independent director under the NYSE rules. The purpose of the Nominating Committee is to make recommendations concerning the size and composition of our board and its committees, evaluate and recommend candidates for election as directors, develop, implement and review our corporate governance policies, and evaluate the effectiveness of our board. The Nominating Committee works with the board as a whole on an annual basis to determine the appropriate skills and characteristics required of board members in the context of the current make-up of the board and its committees.

Our entire board of directors is responsible for nominating members for election to the board and for filling vacancies on the board that may occur between annual meetings of the stockholders. The Nominating Committee is responsible for identifying, screening and recommending candidates to the entire board for board membership. In evaluating the suitability of individuals, the Nominating Committee considers many factors, including issues of experience, wisdom, integrity, skills (such as understanding of finance and marketing), educational and professional background and willingness to devote adequate time to board duties. When formulating its board membership recommendations, the Nominating Committee also considers any advice and recommendations offered by our Chief Executive Officer or our stockholders. In determining whether to recommend a director for reelection, the Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us under the procedures discussed in “Additional Matters — Stockholder Proposals and Nominations,” and should include the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the recommending stockholder’s name, address, the number of shares beneficially owned and the time period those shares have been held.

Stock Option and Compensation Committee

We have a standing Stock Option and Compensation Committee, or Compensation Committee. During fiscal 2008 and currently, Spencer Davidson (Chairman), Arthur G. Altshul, Jr. and Michael A. Pietrangelo serve as members of the Compensation Committee. The Compensation Committee met seven times in fiscal 2008. Our board has determined that each of the members of the Compensation Committee qualifies as an independent director under the NYSE rules. The Compensation Committee reviews and establishes the compensation of our senior executives, including our Chief Executive Officer, on an annual basis, has direct access to third party compensation consultants and legal counsel, and administers our equity based plans, including the review and grant of stock options and restricted stock to all eligible employees and non-employee directors under our equity based plans. The Compensation Committee has delegated to a sub-committee of the board, comprised of Jonah Shacknai, the authority to grant not more than 40,000 shares of restricted stock and not more than 80,000 options to purchase common stock or Stock Appreciation Rights, annually, to employees who are not our executive officers, subject to specified per person limits and other terms and conditions. Awards covering 1,531 shares of restricted stock were made in accordance with this authority during 2008. The guidelines for such delegation of authority are set forth under the caption “Compensation Discussion and Analysis — Policies and Practices with Respect to Equity Compensation Award Determinations.”

For compensation decisions relating to our executive officers, other than our Chief Executive Officer, our Compensation Committee considers the recommendations of our Chief Executive Officer, which are based in part on written assessments of each executive officer’s performance during the year, discussions between him and each executive officer, his observations of the executive officer’s performance during the year, the recommendations of our Senior Vice President, Human Resources and third party compensation consultants, and competitive pay practices. For compensation decisions relating to our Chief Executive Officer, the Compensation Committee considers a written summary of our annual performance prepared by our Chief Executive Officer, their observations and assessments of our Chief Executive Officer’s performance and competitive pay practices.

In early 2008, the Compensation Committee conducted its annual review of the salary, bonus and equity compensation paid to our executive officers, including our Chief Executive Officer. In conducting this review, management, at the direction of the Compensation Committee, employed the services of Watson Wyatt, a nationally recognized independent consulting firm specializing in compensation matters. The compensation consultant reported primarily to and worked directly with our Senior Vice President, Human Resources. In this review, Watson Wyatt was instructed to update its January 2007 assessment of the total direct compensation package of our top six executives.

On May 12, 2008, the Compensation Committee approved an update to the Charter of the Stock Option and Compensation Committee, or Charter. The updated Charter gives the Compensation Committee sole authority to determine and approve the compensation of any non-executive employee with a base salary equal to or greater than $250,000, in addition to the compensation of senior executives, including our Chief Executive Officer. The updated Charter also provides that the Compensation Committee will, at least annually, review the base compensation of any employees with a base salary less than $250,000 that has been established by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, and will review periodic reports from management about the compensation philosophy for compensation paid to such employees.

For further information on the Compensation Committee’s processes and procedures used in the determination of our executive officers’ compensation, including our equity based awards policies and procedures, please see “Executive Compensation — Compensation Discussion and Analysis.”

Executive Committee

We have a standing Executive Committee. During fiscal 2008 and currently, Michael A. Pietrangelo (Chairman), Spencer Davidson and Jonah Shacknai serve as members of the Executive Committee. The Executive Committee consults informally on business issues periodically throughout the year. The Executive Committee is authorized to exercise the rights, powers and authority of the board of directors between board meetings.

Employee Development and Retention Committee

We have a standing Employee Development and Retention Committee. During fiscal 2008 and currently, Lottie H. Shackelford (Chairman) and Peter S. Knight serve as members of the Employee Development and Retention Committee. The Employee Development and Retention Committee met two times in fiscal 2008. The Employee Development and Retention Committee provides guidance to our board of directors concerning the recruiting, hiring, training, promotion and retention of employees, as well as addressing specific issues or problems that arise relating to employee development and retention.

Compliance Committee

We have a standing Compliance Committee, which we formed during fiscal 2008. Michael A. Pietrangelo (Chairman), Stuart Diamond and Lottie H. Shackelford are the members of the Compliance Committee. The Compliance Committee assists the board of directors in providing oversight and guidance over our compliance program with respect to legal and regulatory compliance, including reviewing our polices and practice regarding clinical research, product quality, environmental protection and research and development. The Compliance Committee is charged with reviewing our compliance policies and practices and monitoring our compliance in the areas of legal and social responsibility. The Compliance Committee met four times in fiscal 2008.

Special Committee

We also had a special committee of the Board, comprised of all non-employee directors, that continued to review the government’s investigation into allegations concerning our past off-label marketing and promotion of Loprox® and Loprox TS® and the involvement of certain of our officers and employees until the investigation’s completion in April of 2008. This committee met three times during fiscal 2008.

Communication with the Board

Interested persons, including stockholders, may communicate with our board of directors, including the non-management directors, by sending a letter to our Corporate Secretary at our principal executive offices at 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. Our Corporate Secretary will submit all correspondence to the Lead Independent Director and to any specific director to whom the correspondence is directed.

Code of Ethics and Business Conduct

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section of our website at www.Medicis.com . In addition, our code of business conduct is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

Compensation of Directors

Our Chief Executive Officer does not receive additional compensation for his service as a director. The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2008.

Director Compensation Table

	Fees Earned
	or Paid in	Option
Director	Cash(1)	Awards(2)(3)	Total

Arthur G. Altschul, Jr.	$30,000	$171,808	$201,808
Spencer Davidson	35,000	171,808	206,808
Stuart Diamond	43,000	171,808	214,808
Peter S. Knight, Esq	25,000	171,808	196,808
Michael A. Pietrangelo	40,000	171,808	211,808
Philip S. Schein, M.D.	30,000	171,808	201,808
Lottie H. Shackelford	33,000	171,808	204,808

(1)	Each non-employee director is entitled to receive an annual retainer fee of $25,000. The chairperson of the Audit Committee is entitled to receive an additional annual retainer fee of $15,000 and the other members of the Audit Committee are entitled to receive an additional annual retainer fee of $5,000. The chairperson of the Compliance Committee is entitled to receive an additional annual retainer fee of $10,000 and the other members of the Compliance Committee are entitled to receive an additional annual retainer fee of $3,000. The chairperson of any other committee of the board is entitled to receive an additional annual retainer fee of $5,000. The members of the board also are entitled to reimbursement of their expenses, in accordance with our policy, incurred in connection with attendance at board and committee meetings and conferences with our senior management. Retainer fees are typically paid in advance, in six-month or twelve-month amounts. We pay our fees in advance, and thus the amount of fees paid to non-employee directors during 2008 was for the twelve-month period from April 1, 2008 to March 31, 2009. Fees related to the period prior to April 1, 2008 were paid to non-employee directors during 2007.

(2)	The amounts shown equal the compensation cost recognized by us in fiscal year 2008 related to grants of stock options in fiscal year 2008 and prior fiscal years, as described in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“FAS 123R”). For a discussion of valuation assumptions, see Note 2 to our 2008 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008; excluding any assumptions for forfeitures. The table below shows how much of the total compensation cost is attributable to each award.

			Number of Options	2008 Fiscal Year
Director	Grant Date	Exercise Price	Originally Granted	Compensation Cost

Arthur G. Altschul, Jr.	05/20/2008	$22.79	15,000	$84,075
	05/22/2007	$33.81	15,000	$87,733
Spencer Davidson	05/20/2008	$22.79	15,000	$84,075
	05/22/2007	$33.81	15,000	$87,733
Stuart Diamond	05/20/2008	$22.79	15,000	$84,075
	05/22/2007	$33.81	15,000	$87,733
Peter S. Knight, Esq	05/20/2008	$22.79	15,000	$84,075
	05/22/2007	$33.81	15,000	$87,733
Michael A. Pietrangelo	05/20/2008	$22.79	15,000	$84,075
	05/22/2007	$33.81	15,000	$87,733
Philip S. Schein, M.D.	05/20/2008	$22.79	15,000	$84,075
	05/22/2007	$33.81	15,000	$87,733
Lottie H. Shackelford	05/20/2008	$22.79	15,000	$84,075
	05/22/2007	$33.81	15,000	$87,733

The grant date fair value of the grant on May 20, 2008 of options to purchase 15,000 shares of our common stock was $135,786, as computed in accordance with FAS 123R. The grant date fair value was determined using the Black-Scholes option valuation model with the following assumptions: exercise price of $22.79, market price of $22.79, expected volatility of 0.35%, risk free interest rate of 3.4%, expected option life of 7 years, and expected dividend yield of 0.7%. These options were granted pursuant to the automatic grant provisions of our 2006 Incentive Award Plan. The exercise price of these stock options is 100% of the closing sale price of our common stock on the grant date and the stock options must be exercised within seven years from the grant date. Each option vests and becomes exercisable for all of the shares of common stock subject to such option upon the earlier of (i) the one-year anniversary of the grant date of such option or (ii) the next annual meeting at which one or more members of the board are standing for re-election, subject in either case to the non-employee director’s continued service on the board through such date.

Pursuant to the automatic grant provisions of our 2006 Incentive Award Plan, on the date of each annual meeting, each non-employee director who continues to serve as a director following the annual meeting is automatically granted options to purchase 15,000 shares of our common stock based on the closing price on that date. In addition, in accordance with the terms of the 2006 Incentive Award Plan, the administrator may substitute for all or part of the automatic option grant, shares of restricted stock or restricted stock units, in an amount that does not exceed the amount determined by awarding one share of restricted stock or one restricted stock unit for each 2 automatic option shares being replaced. Any such restricted stock awards or restricted stock unit awards will vest over a period of not less than three years from the grant date of the award pursuant to a vesting schedule determined by the administrator.

(3)	The following table sets forth the number of vested and unvested options held by each of our non-employee directors as of the end of our 2008 fiscal year. None of our non-employee directors held any unvested restricted stock awards as of the end of our 2008 fiscal year.

Options Outstanding at
Director	12/31/2008

Arthur G. Altschul, Jr.	145,500
Spencer Davidson	145,500
Stuart Diamond	112,000
Peter S. Knight, Esq	159,000
Michael A. Pietrangelo	166,500
Philip S. Schein, M.D.	112,000
Lottie H. Shackelford	196,500

The Compensation Committee sets the compensation of all directors in accordance with the Compensation Committee Charter. Our directors’ compensation arrangement was adopted following the recommendation of the Compensation Committee and was in accordance with guidelines established by an independent consulting firm. We believe that compensation for non-employee directors should be competitive and should encourage increased ownership of our common stock through the payment of a portion of director compensation in options to purchase our common stock.

Director Stock Ownership Guidelines

In February 2007, the Compensation Committee implemented stock ownership guidelines for ownership of our equity by our directors. In accordance with these guidelines, our directors must maintain a market value of equity ownership in Medicis equal to two times their annual retainer. Each director was given a two-year period to accumulate ownership of the required multiple of his or her annual retainer. Any newly appointed director will have a two-year period measured from the date of appointment to accumulate ownership of the required multiple of their annual retainer. Pursuant to the guidelines, our directors’ annual retainers, as of August 1st of each year, or partial year for newly appointed directors, are compared to their accumulated ownership of our equity on August 1st based on a share price equal to the average closing price of our common stock for the previous 30 trading days. On August 1, 2008, prior to the required compliance date, Messrs. Knight, Pietrangelo and Schein, and Ms. Schackelford, met these ownership guidelines. The Compensation Committee intends to review on an annual basis the status of equity ownership of our directors as of August 1 of each year.

Only shares as to which the director has voting rights are counted toward the satisfaction of the guidelines. Thus, shares of restricted stock, whether or not vested, count in satisfying these guidelines, while shares underlying options, whether vested or not, do not count. Once in compliance with the required market values, fluctuations in stock prices during blackout periods would not cause directors to fail to comply with this policy.

ITEM 2

APPROVAL OF AN AMENDMENT TO OUR 2006 INCENTIVE AWARD PLAN

Our stockholders are being asked to approve an amendment to the Medicis 2006 Incentive Award Plan, as amended (the “2006 Plan”). On March 26, 2009, our Compensation Committee approved an amendment to the 2006 Plan, which, subject to the approval by our stockholders, increases the number of shares that may be issued under the 2006 Plan by 2,000,000 shares. The amendment raises the maximum number of shares that may become issuable under the 2006 Plan to 5,416,511 shares, plus any other shares that may be added back to the plan due to cancellation, termination, expiration or forfeiture of any award under any Prior Plan as discussed below. As of March 20, 2009, there were 467,021 shares remaining available for issuance under the 2006 Plan. All other provisions of the 2006 Plan will remain in full force and effect.

The purpose of the amendment to the 2006 Plan is to increase the number of shares that may be issued as equity awards in order to provide additional incentive for directors, key employees and consultants to further our growth, development and financial success by personally benefiting through the ownership of our common stock, or other rights that recognize such growth, development and financial success.

Our stockholders are only being asked to approve the proposed amendment to the 2006 Plan increasing the number of shares that may be issued under the 2006 Plan, which is attached hereto as Appendix A. The principal features of the full 2006 Plan, as proposed to be amended, are summarized below for the convenience and information of our stockholders. This summary is qualified in its entirety by reference to the 2006 Plan and the proposed amendment to the 2006 Plan. A copy of the Medicis 2006 Incentive Award Plan as originally approved by our stockholders is attached to the proxy statement for our 2006 annual meeting filed with the SEC on April 13, 2006. A copy of the first amendment to the Medicis 2006 Incentive Award Plan was included as an exhibit to our Form 10-Q for the quarterly period ended June 30, 2006 filed with the SEC on August 9, 2006. A copy of the second amendment to the Medicis 2006 Incentive Award Plan was included as an exhibit to our Form S-8 filed with the SEC on July 3, 2007. A copy of the third amendment to the Medicis 2006 Incentive Award Plan was attached to the proxy statement for our 2007 annual meeting filed with the SEC on April 16, 2007. The fourth amendment to the Medicis 2006 Incentive Award Plan is described under “Background of the 2006 Plan” below and will be included as an exhibit to our Form 10-Q for the quarterly period ended March 31, 2009. We encourage you to read the 2006 Plan and the proposed amendment carefully.

Approval of the amendment to the 2006 Plan by our stockholders will also be considered re-approval of the materials terms of the performance criteria under the 2006 Plan for an additional five (5) years for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Internal Revenue Code”). If the amendment to the 2006 Plan is not approved by our stockholders, the 2006 Plan, as in effect immediately prior to the adoption of the amendment by our Compensation Committee that is subject to stockholder approval, will continue in effect, and equity awards may continue to be made under the 2006 Plan until all the shares available for issuance under the 2006 Plan have been issued or until the plan terminates on its currently scheduled April 5, 2016 expiration date.

Background of the 2006 Plan

The 2006 Plan was approved by our stockholders at our 2006 annual meeting. In July 2006, the 2006 Plan was amended to require shareholder approval for any amendment of the 2006 Plan that materially modified the requirements for eligibility under the 2006 Plan. In April 2007, the 2006 Plan was amended to make a technical correction to the ability of the Compensation Committee to delegate its authority with respect to the 2006 Plan. At our 2007 annual meeting, our stockholders approved an amendment to the 2006 plan increasing the number of shares that could be issued under the 2006 Plan by 2,500,000 shares. In March 2009, the 2006 Plan was amended to reduce the ratio of our fungible share pool, to provide that dividend and dividend equivalents would not be paid on options and stock appreciation rights, and to provide for a maximum term of 10 years for stock appreciation rights granted under the 2006 Plan.

Securities Subject to the 2006 Plan

The 2006 Plan was approved by our stockholders at our 2006 annual meeting of stockholders. The maximum aggregate number of shares of our common stock that could be issued or transferred pursuant to awards under the 2006 Plan was originally equal to the number of shares of common stock which as of the date of our 2006 annual meeting of stockholders (the “Effective Date”) were available for future awards under all active, existing prior equity plans of Medicis (the “Prior Plans”). As of the Effective Date, 916,511 shares remained available for future awards under the Prior Plans. The Prior Plans were: the Medicis Pharmaceutical Corporation 1996 Stock Option Plan, the Medicis Pharmaceutical Corporation 1998 Stock Option Plan, the Medicis Pharmaceutical Corporation 2002 Stock Option Plan and the Medicis Pharmaceutical Corporation 2004 Stock Incentive Plan. Each of these Prior Plans was terminated in connection with the adoption of the 2006 Plan. The 2007 amendment to the 2006 Plan approved by our stockholders increased the number of shares available for future awards under the 2006 Plan by 2,500,000 shares. As of March 20, 2009, there were 467,021 shares remaining available for issuance under the 2006 Plan. The effect of this amendment to the 2006 Plan is to increase the number of shares available for future awards under the 2006 Plan by an additional 2,000,000 shares to 5,416,511 shares (the “Authorized Shares”). The 2006 Plan also adds to the authorized number of shares under the 2006 Plan, each share that is subject to an outstanding award under any Prior Plan that is cancelled, terminated, expired or forfeited during the term of the 2006 Plan (“Cancelled

Prior Award Shares”). As of March 20, 2009, 10,400,273 awards were outstanding under our Prior Plans. In no event, however, shall the aggregate number of Authorized Shares plus Cancelled Prior Award Shares made available for issuance under the Plan exceed 9,500,000.

The number of shares of common stock available for issuance under the 2006 Plan will be reduced by one share for each share of our common stock delivered in settlement of any award granted under the 2006 Plan.

To the extent that an award granted under the 2006 Plan terminates, expires, lapses or is forfeited for any reason, any shares subject to the award at such time will be available for future grants under the 2006 Plan. If any shares of restricted stock are surrendered by a participant or repurchased by us pursuant to the terms of the 2006 Plan, such shares also will be available for future grants under the 2006 Plan. The add back of shares due to the replenishment provisions of the 2006 Plan will be on a one share added back for each award for which the holder pays the intrinsic value that was granted under the 2006 Plan is subsequently terminated, expired, cancelled, forfeited or repurchased. In no event, however, will any shares of our common stock again be available for future grants under the 2006 Plan if such action would cause an incentive stock option to fail to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the shares available for issuance under the 2006 Plan.

The shares of our common stock covered by the 2006 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. For purposes of the 2006 Plan, the fair market value of a share of our common stock as of any given date will be the closing sales price for a share of our common stock on such date or, if there is no closing sales price for our common stock on the date in question, the closing sales price for a share of our common stock on the last preceding date for which such quotation exists, as reported on the NYSE. The closing sales price for a share of our common stock on March 20, 2009 was $12.67, as reported by the NYSE.

Eligibility

Our employees, consultants and non-employee directors are eligible to receive awards under the 2006 Plan. As of March 20, 2009, we had approximately 639 employees and consultants, and we currently have eight directors, seven of whom are non-employee directors. The administrator determines which of our employees, consultants and directors will be granted awards. No employee, non-employee director or consultant is entitled to participate in the 2006 Plan as a matter of right, nor does any such participation constitute assurance of continued employment or Board service. Except for awards granted to non-employee directors pursuant to the automatic grant provisions of the 2006 Plan, only those employees, non-employee directors and consultants who are selected to receive grants by the administrator may participate in the 2006 Plan.

Awards Under the 2006 Plan

The 2006 Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.

Non-Qualified Stock Options.  Non-qualified stock options (“NQSOs”) provide for the right to purchase shares of our common stock at a specified price not less than the fair market value for a share of our common stock on the date of grant, and usually become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals. NQSOs may be granted for any term specified by the administrator, but such term may not exceed ten years.

Incentive Stock Options.  Incentive stock options (“ISOs”) are designed to comply with the applicable provisions of the Code, and are subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of our common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. ISOs, however, may be subsequently modified to disqualify them from treatment as ISOs. The total fair market value of shares (determined as of the respective date or dates of grant) for which one or more options granted to any employee by us (including all options granted under the 2006 Plan and all of our other option plans or option plans of our parent or subsidiary corporation) may for the first time become exercisable as ISOs during any one calendar year shall not exceed the sum of $100,000. To the extent this limit is exceeded, the options granted will be NQSOs. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our stock or the stock of our parent or subsidiary corporation (a “10% Owner”), the 2006 Plan provides that the exercise price of an ISO must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant. Like NQSOs, ISOs usually become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals.

Stock Appreciation Rights.  Stock appreciation rights (“SARs”) provide for the payment of an amount to the holder based upon increases in the price of our common stock over a set base price. The base price of any SAR granted under the 2006 Plan must be at least 100% of the fair market value of a share of our common stock on the date of grant. SARs under the 2006 Plan are settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator. SARs may be granted in connection with stock options or other awards, or separately. SARs may be granted for any term specified by the administrator, but such term may not exceed ten years.

Restricted Stock.  Restricted stock may be issued at such price, if any, and may be made subject to such restrictions (including time vesting or satisfaction of performance goals), as may be determined by the administrator. Restricted stock typically may be repurchased by us at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred, until the vesting restrictions and other restrictions applicable to such shares are removed or expire. Recipients of restricted stock, unlike recipients of options or restricted stock units, generally have voting rights and receive dividends prior to the time when the restrictions lapse.

Deferred Stock Awards.  Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

Restricted Stock Units.  Restricted stock units entitle the holder to receive shares of our common stock, subject to the removal of restrictions which may include completion of the applicable vesting service period or the attainment of pre-established performance goals. The shares of our common stock issued pursuant to restricted stock units may be delayed beyond the time at which the restricted stock units vest. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and holders of restricted stock units do not have voting rights. Restricted stock units generally are forfeited, and the underlying shares of stock are not issued, if the applicable vesting conditions and other restrictions are not met.

Dividend Equivalents.  Dividend equivalents represent the value of the dividends per share paid by us, if any, calculated with reference to a specified number of shares. Dividend equivalent rights may be granted alone or in connection with other equity awards granted to the participant under the 2006 Plan. However, dividend equivalent rights may not be granted in connection with stock options or SARs granted under the 2006 Plan. Dividend equivalents may be paid in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

Performance Awards.  Performance awards may be granted by the administrator to employees, consultants or non-employee directors based upon, among other things, the contributions, responsibilities and other compensation of the particular recipient. Generally, these awards are based on specific performance goals and may be paid in cash or in shares of our common stock, or in a combination of both, at the election of the administrator. Performance awards may include “phantom” stock awards that provide for payments based upon the value of our common stock.

Performance awards may also include bonuses granted by the administrator, which may be payable in cash or in shares of our common stock, or in a combination of both.

Stock Payments.  Stock payments may be authorized by the administrator in the form of our common stock or an option or other right to purchase our common stock and may, without limitation, be issued as part of a deferred compensation arrangement in lieu of all or any part of compensation — including, without limitation, salary, bonuses, commissions and directors’ fees — that would otherwise be payable in cash to the employee, non-employee director or consultant.

Section 162(m) “Performance-Based” Awards.  The administrator may designate employees as participants whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The administrator may grant to such persons stock options, SARs, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards, cash bonuses and stock payments that are paid, vest or become exercisable upon the achievement of specified performance goals which are related to one or more of the following performance criteria, as applicable to us or any subsidiary, division, operating unit or individual:

• net earnings (either before or after interest, taxes, depreciation and/or amortization);

• gross or net sales or revenue;

• net income (either before or after taxes);

• operating earnings or EBITDA;

• cash flow (including, but not limited to, operating cash flow and free cash flow);

• return on assets;

• return on capital;

• return on stockholders’ equity;

• return on sales;

• gross or net profit or operating margin;

• costs;

• funds from operations;

• expense;

• working capital;

• earnings per share;

• price per share of common stock;

• FDA or other regulatory body approval;

• implementation or completion of critical projects; and

• market share.

Performance goals established based on the performance criteria may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to the results of a peer group. Achievement of each performance goal is determined in accordance with U.S. generally accepted accounting principles to the extent applicable.

The maximum number of shares which may be subject to awards granted under the 2006 Plan to any individual during any fiscal year may not exceed 500,000 shares of our common stock, subject to adjustment in the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other transaction that affects the common stock in a manner that would require adjustment to such limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2006 Plan. In addition, “covered employees” — those whose compensation in the year of grant is, or in a future fiscal year may be, subject to the limitation on deductibility under Section 162(m) of the Code — may not receive cash-settled performance awards in any fiscal year having an aggregate maximum amount payable in excess of $2,500,000.

Automatic Grants to Non-employee directors

The 2006 Plan authorizes the grant of awards to non-employee directors, the terms and conditions of which are to be determined by the administrator consistent with the 2006 Plan. In addition, the 2006 Plan provides for the automatic grant of certain awards to our non-employee directors, the terms and conditions of which are described below.

On September 29, 2006, after stockholder approval of the 2006 Plan at our 2006 annual meeting of stockholders, each person serving as a non-employee director on that date was automatically granted a non-qualified stock option covering 7,500 shares of our common stock. Each person who continues to serve as a non-employee director as of each annual stockholder meeting will automatically be granted a non-qualified stock option covering 15,000 shares of our common stock. Each such stock option will vest upon the earlier of (i) the one-year anniversary of the option grant date or (ii) the next annual meeting at which one or more members of the board are standing for re-election, subject in each case to the director’s continued service on our board through such date. These options will have an exercise price per share of common stock equal to 100% of the fair market value of a share of common stock on the option grant date and a term of seven years. Following the non-employee director’s termination of service on our board for any reason, the vested options shall remain exercisable for a period of 12 months following such termination.

In lieu of the automatic option grants described above, the administrator may provide that any or all future automatic grants will consist of restricted stock or restricted stock units. In such event, each person serving as a non-employee director will receive a grant of restricted stock or restricted stock units covering a number of shares not exceeding one-half of the number of shares that would otherwise have been subject to the automatic option grant which it replaces. Restricted stock awards and restricted stock unit awards granted as replacements for an automatic option grants will vest over a period of not less than three years from the grant date of the award pursuant to a vesting schedule determined by the administrator, provided that the administrator may accelerate the vesting of a non-employee director’s restricted stock awards and restricted stock unit awards upon his or her retirement from our board.

Vesting and Exercise of Awards

The applicable award agreements contain the period during which the right to exercise the award in whole or in part vests. At any time after the grant of an award, the administrator may accelerate the period during which such award vests, subject to certain limitations. No portion of an award which is not vested at a participant’s termination of employment, termination of board service, or termination of consulting relationship will subsequently become vested, except as may be otherwise provided by the administrator either in the agreement relating to the award or by action following the grant of the award.

Generally, an option or stock appreciation right may only be exercised while such person remains our employee, director or consultant, as applicable, or for a specified period of time (up to the remainder of the award term) following the participant’s termination of employment, directorship or the consulting relationship, as applicable. An award may be exercised for any vested portion of the shares subject to such award until the award expires.

Full-value awards made under the 2006 Plan generally are subject to vesting over a period of not less than (i) three years from the grant date of the award if it vests based solely on employment or service with us or one of our subsidiaries, or (ii) one year following the commencement of the performance period for full-value awards that vest based upon the attainment of performance goals or other performance-based objectives. However, an aggregate of up to 100,000 shares of our common stock may be granted subject to full-value awards under the 2006 Plan without respect to such minimum vesting provisions.

Only whole shares of our common stock may be purchased or issued pursuant to an award. Any required payment for the shares subject to an award are paid in the form of cash or a check payable to us in the amount of the aggregate purchase price. However, the administrator may in its discretion and subject to applicable laws allow payment through one or more of the following:

•	delivery of certain shares of common stock owned by the participant;

•	the surrender of shares of common stock which would otherwise be issuable upon exercise or vesting of the award;

•	the delivery of property of any kind which constitutes good and valuable consideration;

•	with respect to options, a sale and remittance procedure pursuant to which the optionee will place a market sell order with a broker with respect to the shares of common stock then issuable upon exercise of the option and the broker timely pays a sufficient portion of the net proceeds of the sale to us in satisfaction of the option exercise price for the purchased shares plus all applicable income and employment taxes we are required to withhold by reason of such exercise; or

•	any combination of the foregoing.

Transferability of Awards

Awards generally may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution or, subject to the consent of the administrator of the 2006 Plan, pursuant to a domestic relations order, unless and until such award has been exercised, or the shares underlying such award have been issued, and all restrictions applicable to such shares have lapsed. Notwithstanding the foregoing, NQSOs may also be transferred with the administrator’s consent to certain family members and trusts. Awards may be exercised, during the lifetime of the holder, only by the holder or such permitted transferee.

Option and Restricted Stock Grants As of March 20, 2009

The following table sets forth summary information concerning the number of shares of our common stock subject to option and restricted stock grants made under the 2006 Plan to our named executive officers and directors as of March 20, 2009.

Equity Award Transactions

	Number of Shares	Number of
	Underlying	Restricted Stock
Name and Position	Option Grants	Grants

Jonah Shacknai Chairman of the Board, Chief Executive Officer	0	534,462
Joseph P. Cooper Executive Vice President, Corporate and Product Development	0	151,972
Jason D. Hanson Executive Vice President, General Counsel and Corporate Secretary	0	211,359
Richard J. Havens Former Executive Vice President, Sales and Marketing	0	14,992
Richard D. Peterson Executive Vice President, Chief Financial Officer and Treasurer	0	118,759
Mark A. Prygocki Executive Vice President, Chief Operating Officer	0	192,057
Mitchell S. Wortzman, Ph.D. Executive Vice President and Chief Scientific Officer	0	147,474
Arthur G. Altschul, Jr. Director	37,500	0
Spencer Davidson Director	37,500	0
Stuart Diamond Director	37,500	0
Peter S. Knight, Esq. Director	37,500	0
Michael A. Pietrangelo Director	37,500	0
Philip S. Schein, M.D. Director	37,500	0
Lottie H. Shackelford Director	37,500	0
All current executive officers as a group	0	1,371,075
All current non-employee directors as a group	262,500	0
All employees, including current officers who are not executive officers, as a group	114,272	855,700

Adjustments for Stock Splits, Recapitalizations, and Mergers

In the event of any recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off or other transaction that affects our common stock in a manner that would require adjustment to such limit in order to prevent the dilution or enlargement of the potential benefits intended to be made available under the 2006 Plan, the administrator of the 2006 Plan has the authority in its sole discretion to appropriately adjust:

•	number and kind of shares of common stock (or other securities or property) with respect to which awards may be granted or awarded under the 2006 Plan;

•	the limitation on the maximum number and kind of shares that may be subject to one or more awards granted to any one individual during any fiscal year;

•	the number and kind of shares of common stock (or other securities or property) subject to outstanding awards under the 2006 Plan;

•	the number and kind of shares of common stock (or other securities or property) for which automatic grants are subsequently to be made to new and continuing non-employee directors; and

•	the grant or exercise price with respect to any outstanding award.

Change in Control

In the event of a Change in Control (as defined in the 2006 Plan), each outstanding award will be assumed, or substituted for an equivalent award, by the successor corporation. If the successor corporation does not provide for the assumption or substitution of the awards, the administrator may cause all awards to become fully exercisable prior to the consummation of the transaction constituting a Change in Control, for a period of fifteen days following notice of such exercisability to the award recipient.

Administration of the 2006 Plan

The Compensation Committee of our board is and will continue to be the administrator of the 2006 Plan unless the board assumes authority for administration. The Compensation Committee must consist of two or more directors, each of whom is intended to qualify as both a “non-employee director,” as defined in Rule 16b-3 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Code. The Compensation Committee may delegate its authority to grant awards to persons other than our officers, to a committee consisting of one or more members of our board of directors or officers. The administrator has the power to:

•	determine which directors, employees and consultants are to receive awards and the terms of such awards, consistent with the 2006 Plan;

•	determine whether options are to be NQSOs or ISOs, or whether awards are to qualify as “performance-based” compensation under Section 162(m) of the Code;

•	construe and interpret the terms of the 2006 Plan and awards granted pursuant to the 2006 Plan;

•	adopt rules for the administration, interpretation and application of the 2006 Plan;

•	interpret, amend or revoke any of the rules adopted for the administration, interpretation and application of the 2006 Plan; and

•	amend one or more outstanding awards in a manner that does not adversely affect the rights and obligations of the holder of such award (except in certain limited circumstances).

Amendment and Termination of the 2006 Plan

The administrator may amend the 2006 Plan at any time, subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the NYSE (or any other market or stock exchange on which the common stock is at the time primarily traded). Additionally, stockholder approval will be specifically required to decrease the exercise price of any outstanding option or stock appreciation right granted under the 2006 Plan or to materially modify the requirements for eligibility under the 2006 Plan.

The administrator may terminate the 2006 Plan at any time. However, in no event may an award be granted pursuant to the 2006 Plan on or after April 5, 2016.

Federal Income Tax Consequences Associated with the 2006 Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the 2006 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice.

Non-Qualified Stock Options

If an optionee is granted a NQSO under the 2006 Plan, the optionee will not have taxable income on the grant of the option. Generally, the optionee will recognize ordinary income at the time of exercise in an amount equal to the difference between the option exercise price and the fair market value of a share of our common stock at such time. The optionee’s basis in the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss generally will be taxable as capital gains or losses.

Incentive Stock Options

No taxable income is recognized by the optionee at the time of the grant of an ISO, and no taxable income is recognized for regular tax purposes at the time the option is exercised; however, the excess of the fair market value of the common stock received over the option price is an “item of adjustment” for alternative minimum tax purposes. The optionee generally will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee generally will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares generally will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition generally will be recognized as a capital gain or loss by the optionee.

An option will only qualify as an incentive stock option to the extent that the aggregate fair market value of the shares with respect to which the option first becomes exercisable in any calendar year is equal to or less than $100,000. For purposes of this rule, the fair market value of the shares is determined as of the date the incentive stock option is granted. To the extent a stock option intended to qualify as an incentive stock option under Section 422 of the Code is exercisable for shares in excess of this $100,000 limitation, the excess portion of the stock option will be taxable as a non-qualified stock option. In addition, an incentive stock option exercised more than three months after an optionee terminates employment, other than by reason of death or disability, generally will be taxable as a non-qualified stock option.

We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares. If the optionee makes a disqualifying disposition of the purchased shares, then we generally will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the ordinary income recognized by the optionee.

Stock Appreciation Rights

In general, no taxable income will be recognized by a participant upon the receipt of a SAR, but upon exercise of the SAR, the cash or the fair market value of the shares received generally will be taxable as ordinary income to the recipient in the year of such exercise.

Restricted Stock

In general, a participant will not be taxed upon the grant or purchase of restricted stock that is subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Code. However, at the time the restricted stock is no longer subject to the substantial risk of forfeiture (e.g., when the restrictions lapse on a vesting date), the participant will be taxed on the difference, if any, between the fair market value of the common stock on the date the restrictions lapsed and the amount the participant paid, if any, for such restricted stock. Recipients of restricted stock under the 2006 Plan may, however, make an election under Section 83(b) of the Code to be taxed at the time of the grant or purchase on an amount equal to the difference, if any, between the fair market value of the common stock on the date of transfer and the amount the participant paid, if any, for such restricted stock. If a timely Section 83(b) election is made, the participant generally will not recognize any additional income as and when the restrictions applicable to the restricted stock lapses.

Restricted Stock Units and Deferred Stock

A participant generally will not have ordinary income upon grant of restricted stock units or deferred stock. When the shares of common stock are delivered under the terms of the award, the participant generally will recognize ordinary income equal to the fair market value of the shares delivered, less any amount paid by the participant for such shares.

Dividend Equivalent Awards and Performance Awards

A recipient of a dividend equivalent award or a performance award generally will not recognize taxable income at the time of grant. However, at the time such an award is paid, whether in cash or in shares of common stock, the participant generally will recognize ordinary income equal to value received.

Stock Payments

A participant who receives a stock payment generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares received.

Tax Deductions and Section 162(m) of the Code

Except as otherwise described above with respect to incentive stock options, we generally will be entitled to a deduction when and for the same amount that the recipient recognizes as ordinary income, subject to the limitations of Section 162(m) of the Code with respect to compensation paid to certain “covered employees”. Under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and certain non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. The Section 162(m) deduction limit, however, does not apply to certain “performance-based compensation” as provided for by Section 162(m) and established by an independent compensation committee. In particular, stock options and SARs will satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the exercise price or base price is greater than or equal to the fair market value of the stock subject to the award on the grant date). Other awards granted under the 2006 Plan may qualify as “performance-based compensation” for purposes of Section 162(m), if such awards are granted or vest based upon the achievement of one or more pre-established objective performance goals using one of the performance criteria described above.

The 2006 Plan is structured in a manner that is intended to provide the Compensation Committee with the ability to provide awards that satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. In the event the Compensation Committee determines that it is in our best interests to make use of such awards, the remuneration attributable to those awards should not be subject to the $1,000,000 deduction limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Code

Certain awards under the 2006 Plan may be considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the 2006 Plan for the taxable year and all preceding taxable years, by any participant with respect to whom the failure relates, are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, such amount also is subject to an additional income tax and may be subject to an additional premium interest tax. The additional income tax is equal to 20% of the compensation required to be included in gross income. The premium interest tax is equal to the interest at the underpayment rate plus one percentage point that would have been imposed on the underpayment that would have occurred had the compensation been included in income for the prior taxable year(s) in which it was first deferred, or if later, not subject to a substantial risk of forfeiture, subject to certain rules governing the assessment, collection and payment of income taxes.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2006 PLAN.

ITEM 3

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our board of directors has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants for the year ending December 31, 2009, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our bylaws or otherwise. However, the board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders best interests.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS THE OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2009.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table shows ownership of our common stock on March 20, 2009, based on 58,861,720 shares of common stock outstanding on that date, by (i) each person known to us to own beneficially more than five percent (5%) of our capital stock; (ii) each director and nominee; (iii) our Chief Executive Officer, each person who served as our Chief Financial Officer during 2008, each of our next three most highly compensated executive officers for the year ended December 31, 2008 and one additional executive officer who would have been in the three most highly compensated group but did not serve as an executive officer at the end of fiscal 2008 (collectively the “named executive officers”); and (iv) all of our directors and executive officers as of March 20, 2009, as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

			Rights to
	Shares of		Acquire	Total Shares	Percentage of
	Common		Common	Beneficially	Outstanding
Name	Stock		Stock(1)	Owned	Common Stock(2)

Directors and Named Executive Officers
Jonah Shacknai	1,386,525	(3)	2,031,535	3,418,060	5.6%
Arthur G. Altschul, Jr.	0		130,500	130,500	*
Spencer Davidson	0		130,500	130,500	*
Stuart Diamond	3,850		97,000	100,850	*
Peter S. Knight, Esq.	7,810		144,000	151,810	*
Michael A. Pietrangelo	56,612		151,500	208,112	*
Philip S. Schein, M.D.	3,500		97,000	100,500	*
Lottie H. Shackelford	3,700		181,500	185,200	*
Joseph P. Cooper	181,661	(4)	181,500	363,161	*
Jason D. Hanson	210,414	(5)	0	210,414	*
Richard J. Havens(6)	23,096		0	23,096	*
Richard D. Peterson	122,920	(7)	173,210	296,130	*
Mark A. Prygocki	233,485	(8)	379,051	612,536	1.0%
Mitchell S. Wortzman, Ph.D.	199,895	(9)	343,600	543,495	*
All current executive officers and directors (including nominees) as a group (14 persons)	2,433,468		4,040,896	6,474,364	10.1%
5% Beneficial Owners
BlackRock, Inc.(10)	5,428,220		0	5,428,220	9.2%
Capital Research Global Investors(11)	4,895,000		0	4,895,000	8.3%
Merrill Lynch & Co., Inc.(12)	3,224,938		0	3,224,938	5.5%

*	Less than 1%.

(1)	Represents shares which the person or group has a right to acquire within sixty (60) days of March 20, 2009, upon the exercise of options.

(2)	Based on 58,861,720 shares of common stock outstanding on March 20, 2009, including 2,083,847 unvested shares of restricted stock. Shares of common stock subject to options which are currently exercisable or which become exercisable within sixty (60) days of March 20, 2009 are deemed to be beneficially owned by the person holding such options for the purposes of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.

(3)	Includes 489,484 shares of unvested restricted stock and 23,000 shares pledged by Mr. Shacknai.

(4)	Includes 154,794 shares of unvested restricted stock.

(5)	Includes 202,002 shares of unvested restricted stock.

(6)	Mr. Havens, our former Executive Vice President, Sales and Marketing, separated from us on April 1, 2008. He provides consulting services to us in a non-executive independent contractor capacity.

(7)	Includes 119,931 shares of unvested restricted stock and 100 shares held indirectly under the Medicis 401(k) plan.

(8)	Includes 195,960 shares of unvested restricted stock and 540 shares held indirectly under the Medicis 401(k) plan.

(9)	Includes 151,196 shares of unvested restricted stock and 702 shares held indirectly under the Medicis 401(k) plan.

(10)	According to a Schedule 13G/A filed with the SEC on February 10, 2009 by BlackRock, Inc., a parent holding company (“BlackRock”), on behalf of its investment advisory subsidiaries consisting of BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd., BlackRock Japan Co. Ltd., and State Street Research & Management Co. that hold the securities. Each such investment advisor exercises voting and investment powers with respect to its portfolio securities. BlackRock has shared voting and dispositive power with respect to all 5,428,220 shares. The address for BlackRock, Inc. is 40 East 52nd Street New York, NY 10022.

(11)	According to a Schedule 13G/A filed with the SEC on February 17, 2009 by Capital Research Global Investors (“CPGI”), an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. CPGI holds the shares of Class A common stock on behalf of its client AMCAP, Inc. and has sole voting power and sole dispositive power with respect to all 4,895,000 shares. The address for CPGI is 333 South Hope Street, Los Angeles, CA 90071.

(12)	According to a Schedule 13G filed with the SEC on February 7, 2006 by Merrill Lynch & Co., Inc., a parent holding company (“ML&Co.”), on behalf of Merrill Lynch Investment Managers (“MLIM”), an operating division of ML&Co. comprised of ML&Co.’s indirectly-owned asset management subsidiaries. The indirectly-owned subsidiaries of ML&Co. which hold these securities are the following investment advisors: (i) Federated Equity Management Company of PA, (ii) Gartmore Mutual Fund Capital Trust, (iii) IQ Investment Advisors, LLC, (iv) Merrill Lynch Investment Managers Ltd., (v) Fund Asset Management, L.P., (vi) Merrill Lynch Investment Managers, L.P., and (vii) Pacific Life Insurance Company. Each such investment advisor exercises voting and investment powers with respect to its portfolio securities. The address for Merrill Lynch and MLIM is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, including our Chief Executive Officer and our current and former Chief Financial Officer, each of our three next most highly paid executive officers for the year ended December 31, 2008 and one additional executive officer who was not serving in that capacity at December 31, 2008.

The Stock Option and Compensation Committee, or Compensation Committee, of our board of directors is responsible for, among other things, the oversight and determination of the compensation of our named executive officers and the administration of our equity incentive plans.

Executive Summary

Medicis pays and rewards its executives primarily based on the following criteria:

•	proven skills and abilities to do the job;

•	targeted financial results, which for 2008 were adjusted revenues and adjusted non-GAAP EBITDA results; and

•	successful accomplishment of role-related objectives.

Our strategy has been to provide the compensation necessary to acquire and retain talented executives with proven experience and incentive bonus opportunities that are tied to the successful accomplishment of our operating goals, and to provide competitive rewards that are commensurate with the skills of our executive talent, the appropriate comparable market and results delivered. We believe it is important to provide total target cash compensation levels that are at or above the 75th percentile of our market data in order to attract and motivate qualified executives while rewarding for performance based on corporate objectives. We manage long-term equity compensation tightly to ensure an appropriate burn rate and reduction in our historic dilution levels, while still providing alignment of interests between our executives and our stockholders. Supplemental compensation and benefits such as retirement plans and deferred compensation plans are not awarded to executives. Towards that end, a significant portion of our executive total pay mix is tied to variable and equity compensation. For our Chief Executive Officer, we maintain a higher emphasis on long-term equity compensation to tie his interests more directly with those of our stockholders and to put a greater percentage of his compensation at risk based on our performance. The pay mix for 2008, which is substantially similar to the pay mix for 2007, is set forth below.

Fiscal 2007 was one of the strongest financial years in Medicis’ history, as revenues, profits and cash flow from operations each achieved an all-time record. Our 2007 financial performance was one of the factors that the Compensation Committee took into account in setting 2008 base salaries, equity awards and the 2008 bonus program parameters. Base salaries for 2008 were increased slightly over the prior year averaging approximately 4%, with the exception of certain executive officers who were promoted to new positions or assumed new responsibilities, or for whom internal equity and market data comparisons led to the conclusion that base salary was not commensurate with the scope of the executive’s job. The grant date fair value of the awards remained constant from 2007 to 2008, however due to the decline in our stock price from the commencement of 2007, the number of shares of restricted stock issued in early 2008 was appreciably greater than the number issued in 2007. The

Compensation Committee believed this was appropriate given our strong financial performance and concerns over the retention value of outstanding equity awards.

Fiscal 2008 was a year of challenges, yet positive results, as revenues achieved an all-time record. We also completed the successful acquisition and integration of LipoSonix. In November 2008, however, we restated our consolidated financial statements for the annual, transition and quarterly periods in fiscal years 2003 through 2007 and the first and second quarters of 2008 due to our previous errors in applying and interpreting a component of sales return reserve methodologies under GAAP. The impact of the restatement on executive compensation would have resulted in a net increase in cash bonuses for the periods in which the Compensation Committee employed an objective formula for bonus determinations (i.e., 2007 and 2006 fiscal years and the transition period from July 1, 2005 through December 31, 2005). The Compensation Committee, however, determined that the executives should not have a windfall benefit from the restatement and did not adjust compensation to take into account the foregone increased bonus position resulting from the restatement of our financials. The impact for the restatement on bonuses paid for years prior to 2006 is not quantifiable, as the bonus programs in place prior to fiscal 2006 were primarily determined by a subjective analysis of performance after fiscal year end. The 2008 bonus determinations were made after giving effect to all restatement adjustments. In 2008 we experienced another year of record revenues, despite economic pressures, as follows:

•	Revenues increased 13.2% compared to 2007;

•	GAAP EBITDA decreased by (53.6%) compared to 2007;

•	Adjusted Non-GAAP EBITDA increased by 10.7%; and

•	Our executives met all of their role-related objectives.

As indicated, our 2008 adjusted revenue and adjusted non-GAAP EBITDA operating results were strong and accordingly, our annual bonus plan, which is based on our performance against pre-established targets for these financial metrics, paid out at 102.5% of target. The adjustments made to our GAAP derived revenues and EBITDA represented the removal of certain expenses and the elimination of certain revenues associated with strategic growth initiatives designed to promote long term returns, including our acquisition of LipoSonix, our settlement and license agreement with Impax Laboratories, fees paid to Ipsen regarding Reloxin®, and investments in Revance Therapeutics.

Similar to many of our peers, general economic and stock market conditions have influenced the decline of our stock price from the commencement of 2008. Accordingly, the wealth accumulation of our top executives and stockholders has declined commensurately. As illustrated in the following chart, the market data provided by our consultant in early 2008 revealed that our executives have a greater ownership of company securities, which includes unvested restricted stock and unvested and vested options, than the executives of our peer group companies and thus the wealth accumulation of our executives has been materially impacted.

Named Executive Officer	Ownership	Peer Group Median

Jonah Shacknai	5.4%	1.9%
Mark A. Prygocki	0.9%	0.5%
Joseph P. Cooper	0.5%	0.3%
Jason D. Hanson	0.1%	0.4%
Richard J. Havens	0.6%	0.6%
Mitchell S. Wortzman	0.8%	0.3%

Mr. Peterson was not an executive officer at the time of the February 2008 review and thus his holdings were not reviewed.

This decline in wealth accumulation, particularly as a result of the decline in value of our outstanding options, with 88.8% of all outstanding options held by executive officers underwater at December 31, 2008, and the associated retention issues, led our Compensation Committee to shift its philosophy and target the 75th percentile for equity award to our executive officers for 2009. Our retention issues were more pronounced in 2008 given the merger and acquisition activity in our industry. The Compensation Committee also implemented a cash based stock appreciation rights program for non-executive officers to promote retention and to address the decline in value due to their underwater stock options. In addition, in order to address the retention issues for our employee base and to provide greater internal equity, we provided change in control severance benefits for non-executive officer employees who have served us for eight years or more.

Also in 2008, we experienced changes in management with the promotions of Mark Prygocki from Chief Financial Officer to Chief Operating Officer, Richard Peterson from Senior Vice President of Finance to Chief Financial Officer and Vince Ippolito from Senior Vice President, North American Sales, to Executive Vice President, Sales and Marketing. In addition, in April 2008 Richard Havens, our former Executive Vice President, Sales and Marketing, separated from employment with us, but continues to provide certain consulting services to us.

Overview of Compensation Philosophy & Objectives

As described in more detail below, our compensation philosophy emphasizes programs and values to our executives that are designed to reward executives for both short and long-term performance.

Objective	How it Applies to Medicis’ Executive Compensation Program

Provide total direct compensation, which includes base salary, annual cash incentive and equity-based long term incentives that enables us to effectively attract and retain on a long term basis high-performing executive talent.
All pay levels and actions are considered against practices in our comparable market. Base salaries and annual cash incentive opportunities are set at or above the market 75th percentile, while equity compensation has historically been set at the 60th percentile, thereby providing 50th to 75th percentile total direct compensation. In 2009, due to the market conditions, our financial performance and the retention issues presented, the Compensation Committee increased the value of equity awards given and shifted to provide total direct compensation at or above the 75th percentile.
Provide a compensation program that is designed to reward executive officers for the attainment of our financial and business objectives.	Our annual incentive plan pays rewards for achievement of revenue and EBITDA growth objectives year over year. Role-related business objectives focus on growth of our existing brands, research and development, customer relationships, strategic business development transactions and compliance.
Provide long-term incentive equity compensation that focuses our executive officers’ efforts on building stockholder value by aligning their interests with the long-term interests of our stockholders.	We grant time-based restricted stock so that our executives are directly aligned with the objectives and gains of our stockholders. Further, our executives are required to fulfill stated ownership guidelines so that they always have a significant amount of worth (eight times base salary for our Chief Executive Officer and four times base salary for our other executives) tied to our success.
Ensure that executives devote their best interests in attracting and negotiating successful business transactions for our stockholders without concern for their personal prospects.	We provide change of control benefits and related severance benefits to encourage retention in the face of a major transaction because of the security of having value delivered in the form of accelerated equity at close regardless of whether or not the employee is subsequently terminated. The cash severance benefits and tax gross up payments are payable only upon certain qualifying terminations and reward the officer for past service and through any change in control transition period.
De-emphasize perquisites and executive benefits.	We do not offer deferred compensation or supplemental retirement benefits to our executives and they participate in the same group health and welfare benefit plans as available to all other employees.

Compensation Allocation

In designing and administering our executive compensation programs, we attempt to strike an appropriate balance among our compensation objectives. Our executive officers’ compensation is currently composed of base salary, annual performance-based cash bonuses, long-term equity incentive awards, and severance and change of control benefits. Each of these elements is an integral part of and supports our overall compensation objectives. Base salaries and severance benefits form a stable part of our executive officers’ compensation package and provide a degree of financial security for our executive officers and enable us to attract high-performing executive talent, promote executive retention and reward individual performance. Our annual performance-based cash bonuses and long-term equity incentive awards form a significant portion of our executive officers’ compensation package. These awards provide compensation in the form of cash and equity to provide incentives to reward both our short-term and long-term performance. Our annual performance-based cash bonuses reward successful achievement of pre-established short-term financial and corporate objectives and individual performance. Our long-term equity incentive awards, which have shifted over time to consist in 2007 and 2008 solely of shares of restricted stock, insure that our executive officers have a stake in our long-term success by providing an incentive to increase our stock price over an extended time period and align our executive officers’ interests with stockholder long-term interests. Our change in control benefits are designed to ensure that our executives devote their best interests in attracting and negotiating the best transactions for our stockholders without worrying about their personal prospects.

Determination of Compensation

The Compensation Committee annually reviews and determines the total direct compensation to be provided to our named executive officers. Our Chief Executive Officer makes recommendations regarding the compensation packages for the officers other than himself, as more fully described below. In its review of these recommendations and in establishing each of the elements of total direct compensation for each of our executive officers, the Compensation Committee considers several factors, including each executive’s role and responsibilities, an assessment of our financial performance, Mr. Shacknai’s assessment of each individual’s performance, other significant accomplishments, and the competitive market data applicable to each executive’s position and functional responsibilities.

Competitive Market Data and Independent Compensation Consultant

In early 2008, the Compensation Committee updated its review of the salary, bonus and equity compensation paid to our executive officers, including our Chief Executive Officer, which was performed in January 2007. In conducting this review, the Compensation Committee similarly retained the services of Watson Wyatt, a nationally recognized independent consulting firm specializing in compensation matters, who assisted the Compensation Committee in its review in January 2007. Watson Wyatt provided no other services to the company during the year. In early 2008, the Compensation Committee reviewed the base salary, bonuses, long-term equity incentives and total direct compensation of our executive officers as compared to market data prepared by the compensation consultant that included a peer group comprised of eighteen companies and three published surveys. The consultant derived market ranges at the 50th percentile and at the 75th percentile for each of base salary, total targeted cash compensation, long term incentives, and total direct compensation. These ranges are defined herein as our market data. In compiling the market ranges, the consultant took the median value for each element of compensation at the 50th and 75th percentile from the peer group and from the survey data, weighted them equally, and then created a market range to reflect a band of +/- 10% around each such median value.

Benchmarking to our Peer Group

The Compensation Committee believes it is important to provide total target cash compensation levels that are at or above the 75th percentile of our market data in order to attract and motivate qualified executives in this important period of our growth while rewarding for performance based on corporate objectives. The components included in total target cash compensation are base salary and target bonus. The recent practice of the Compensation Committee has been to provide long-term equity compensation to the executives at a level below the 75th percentile of our market data in order to grant equity awards to a broader group of senior management and top performing sales and professional employees. Actual pay for each executive officer may vary from these targets based on several factors including the performance of the executive officer over time, as well as our annual and long-term performance. The following table shows the position of our executives’ compensation, as of the commencement of 2008, relative to the percentiles values of the market data based on the February 2008 analysis of the consultant. Long term incentive compensation is based on 2007 restricted stock grants, valued based on the market price on the date of grant.

				Target Total		Long Term	Target Total
Named Executive		Base		Cash		Incentive	Direct
Officer	Position	Salary		Compensation		Compensation	Compensation

Jonah Shacknai	CEO	P75	+	P75	+	P60	P75
Mark A. Prygocki	CFO (at time of review)	P75	+	P75	+	P60	P75
Joseph P. Cooper	EVP, Corp Development	P75	+	P75	+	P60	P75	+
Jason D. Hanson	EVP, General Counsel, Corporate Secretary	P75	+	P75	+	P60	P75	+
Richard J. Havens	EVP, Sales & Marketing	P75	+	P75	+	P50	P75	+
Mitchell S. Wortzman	EVP & CSO	P60		P75		P40	P50

Mr. Peterson was not an executive officer at the time of the February 2008 review and thus his competitive position was not reviewed.

In early 2009, in light of the market conditions and the resulting significant decline in wealth accumulation of our executive officers and the Compensation Committee’s concern over the retention value of the equity award component of the total compensation package, and in light of our continued strong financial performance for 2008, the Compensation Committee modified its grant practices for 2009 and granted awards above the 75th percentile, which resulted in the named executive officers’ total target direct compensation for 2009 being at or in some cases substantially above the 75th percentile.

The peer group companies and the published surveys, which are equally weighted in the analysis, used in the February 2008 analysis to establish our market data for 2008 base salaries and long-term equity awards are set forth below.

Peer Group
FYE Revenue(1)
Company	(in millions)
Adams Respiratory	$332
Allergan	$3,939
Biovail International	$1,068
Bradley Pharmaceuticals	$145
Cephalon	$1,773
Chattem	$423
Endo Pharmaceuticals	$910
King Pharmaceuticals	$1,989
KV Pharmaceutical	$368
Mentor Corp	$302
MGI Pharma	$343
Par Pharmaceutical	$725
QLT	$175
Salix Pharmaceuticals	$209
Sciele Pharma	$293
Sepracor	$1,197
Valeant Biosciences	$907
Warner Chilcott	$754

18 Peers with median revenue of	$574M

Medicis	$465M

(1)	Revenues as reported as of February 11, 2008.

Published Surveys
Survey Name	Survey Cut
2007 Radford Bio Tech	500+ employees

Watson Wyatt Data Services	Pharmaceuticals, Bio-technology and Cosmetics (Regression $400M Revenue size); 26 organizations

SIRS Executive Compensation Survey	Pharmaceuticals (Revenues < $1,000M; Unit Size Median: $490M); 5 organizations

We believe our peer group represents an appropriate diversification of companies larger and smaller then Medicis and are closely aligned with our industry. At the time of the 2008 analysis, our revenue and EBITDA both approximated the median levels of this peer group, while our market cap was at approximately 40% of the peer group. The Compensation Committee, with the help of senior management and compensation data provided by our compensation consultant, annually reviews the list of our peer group companies and the criteria and data used in compiling the list, and considers modification to the group. The 2008 peer group is the same peer group as used in the 2007 compensation review, except that Kos Pharma has been excluded because it was acquired, and 2 new companies have been included, Mentor Corp and Warner Chilcot because both companies are within our industry sector and helped us to achieve balance between both larger and smaller companies.

Annual Performance Reviews

Jonah Shacknai, our Chairman and Chief Executive Officer, recommends to the Compensation Committee proposed adjustments to salaries and bonus determinations for each executive officer other than himself based, in part, on the market data. Each executive provides Mr. Shacknai with an oral or written assessment of his performance during the year, which includes an assessment of the executive’s performance in each of the key areas for which individual role-related objectives were established at the commencement of the year by the executive and Mr. Shacknai, as well as other significant accomplishments during the year. Mr. Shacknai’s recommendations to the Compensation Committee are based in part on these assessments of each executive’s performance during the year, discussions between Mr. Shacknai and each executive, and Mr. Shacknai’s observations of the executive’s performance during the year. Mr. Shacknai also reviews the market data prepared by the compensation consultant in making his recommendations.

Mr. Shacknai also prepares a written summary of the company’s annual performance addressing such areas as financial results, product development and sales, research and development programs and accomplishments, regulatory compliance, corporate development activities, and organizational staffing and employee development. The Compensation Committee utilizes this information along with their own observations and assessments of Mr. Shacknai and the company’s performance to evaluate his performance. The Compensation Committee also considers market data provided by the independent compensation consultant in recommending adjustments to Mr. Shacknai’s compensation.

Components of Compensation

During 2008, our executive officers’ direct compensation was composed of base salary, annual performance-based cash bonuses and restricted stock. In addition, certain perquisites valued under $10,000 in aggregate may have also been provided to certain named executives during the year.

Base Salary

Base salaries support our security objective by providing our executive officers with a degree of financial certainty and stability that is independent of our performance. In order to attract and retain high-performing executive talent the Compensation Committee believes it is important to provide opportunity for base salaries that are at or above the 75th percentile to the salaries being paid by our peer group companies. At the commencement of each year, the Compensation Committee reviews and determines the salaries of our Chief Executive Officer and other named executive officers. Salaries are also reviewed in the case of new hires, promotions or other significant changes in responsibilities. In each case, the salary of an executive officer is determined by the scope and impact of the position to the company, individual experience, talents and expertise, tenure with the company, cumulative contribution to our success, and individual performance as it relates to effort and achievement of progress toward particular objectives for the executive officer and to our immediate and long-term goals. The Compensation Committee also receives market data from our compensation consultant and reviews information gathered as to peer group companies in our industry. The Compensation Committee targets base salaries for our executive officers above the 75th percentile. The salaries of our executives were increased slightly effective January 1, 2008, as illustrated in the table below.

			Approximate
Named Executive Officer	2008 Salary	Percent Increase	Percentile Rank

Jonah Shacknai	$1,100,000	3.8%	90th
Mark A. Prygocki	535,000	3.9%	90th
Joseph P. Cooper	457,000	4.6%	90th
Jason D. Hanson	468,000	4.0%	~100th
Richard J. Havens	483,000	4.9%	~100th
Richard D. Peterson	420,000	34.6%	N/A
Mitchell S. Wortzman	450,000	12.5%	75th

The Compensation Committee determined to provide Dr. Wortzman with a greater base salary increase based on an assessment of the scope of his responsibilities relative to his peers and competitive market data. In connection with their promotions in April 2008, the Compensation Committee set the salaries of Mr. Peterson as our new Executive Vice President, Chief Financial Officer, and of Mr. Ippolito, our new Executive Vice President, Sales and Marketing, each at $420,000 effective as of April 1, 2008, representing increases of 34.9% and 10.5%, respectively. The Compensation Committee determined that these increases were appropriate based on the executive’s job performance, new job scope and responsibilities, and market competitiveness. In addition, throughout its deliberations, the Compensation Committee and our Chief Executive Officer also wanted to achieve greater internal equity among the executive officers.

Annual Performance-Based Cash Bonuses

The primary purpose of our annual performance-based cash bonuses is to motivate our executive officers to meet or exceed our annual business and financial objectives.

Beginning in July 2005 and continuing in subsequent years, the Compensation Committee adopted a cash bonus program for our named executive officers in which the payment of cash bonus awards is contingent upon us achieving specified performance goals pre-established by the Compensation Committee and the individual achieving pre-established individual performance objectives. This program is implemented under our 2006 Incentive Award Plan and is intended to provide “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The target bonus percentage is expressed as a percentage of the executive’s salary as of the last day of the performance period, and the target percentages have remained unchanged since the plan was implemented in 2005. The target bonus opportunity for our Chief Executive Officer equals 90% of his salary, and the target bonus opportunity for each of our Executive Vice Presidents, including each of our other named executive officers, equals 75% of his salary, as in effect on the last day of the performance period. Bonus payments could range from 0% to 200% of the target bonus opportunity. Thus, the maximum bonus award for the Chief Executive Officer could be

180% of his salary and the maximum bonus award for each Executive Vice President could be 150% of his salary; provided that in no event could any executive officer receive a bonus in excess of $2,000,000.

The performance goals for the 2008 fiscal year were revenue targets and adjusted non-GAAP EBITDA targets, which were weighted equally. These are the same performance goals and weightings as for the 2007 bonus program. The Compensation Committee believe these are the most appropriate performance goals as they best align the executive’s objectives with that of the annual objectives of the company and its stockholders. In February 2008, after consulting with senior management and taking into account our business plan, the Compensation Committee set target revenue for fiscal 2008 at $532 million and target adjusted non-GAAP EBITDA for fiscal 2008 at $162 million.

The Committee approved adjustments from actual performance for EBITDA to eliminate: (i) the impact of all impairment charges recognized by us in connection with investments in Revance Therapeutics, Inc., as determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”); (ii) the impact of non-budgeted expenses associated with business development transactions and the impact of related ongoing expenses on EBITDA; (iii) the impact of subsequent accounting changes required by GAAP or other regulatory agencies; (iv) the impact of any litigation or regulatory settlements; and (v) the impact of all subsequent other charges for restructuring, extraordinary items, discontinued operations, non-recurring items such as midyear strategic decisions intended to enhance future performance and long-term shareholder value and the cumulative effect of accounting changes required by GAAP, each as defined in GAAP. The company’s reported GAAP numbers will differ from the numbers used to determine the company’s EBITDA performance relative to targets established by the Compensation Committee due to these adjustments. A reconciliation is provided to and approved by the Compensation Committee in connection with the approval of the bonuses payable and as described below.

As shown in the table below, no bonus was payable under the 2008 bonus program if our actual performance was less than 70% of the revenue target and less than 70% of the adjusted non-GAAP EBITDA target. Each performance criteria (i.e., revenue and adjusted non-GAAP EBITDA) is given equal weighting in determining the total bonus payout, such that 50% of the total bonus opportunity was based on our fiscal 2008 revenue relative to the established target revenue, and 50% of the total bonus opportunity was based on our fiscal 2008 adjusted non-GAAP EBITDA relative to the established target for that measure. Payouts pursuant to each performance criteria are determined separately and then combined for the total bonus payable. Threshold payout is based on 70% or greater of target performance for only one criteria, resulting in total payment of 25% of target bonus opportunity (50% performance under one criteria, weighted 50%). At 118% or greater of target performance for revenue and at 130% or greater of target performance for adjusted non-GAAP EBITDA, a maximum of 200% of target bonus opportunity is payable for that criteria. The Compensation Committee revised the payout schedule for the revenue target for 2008 as compared to 2007, as maximum payout under the revenue goal was payable at or above 130% of target in 2007 compared to 118% in 2008. The Compensation Committee believed this change was appropriate in order to establish aggressive yet attainable objectives for revenue that, if achieved, would result in incentive payout commensurate with results achieved and that the percentage increases for revenues and EBITDA are not co-related given the larger amount of revenue needed to achieve the same higher percentage.

	% of Target Achieved
% of Target Achieved	for Adjusted Non-GAAP	% of Target Bonus Amount
for Revenue	EBITDA	for that Criteria

<70%	<70%	0%
70%	70%	50%
75%	75%	75%
80%	80%	80%
85%	85%	90%
90%	90%	95%
100%	100%	100%
103%	105%	110%
106%	110%	115%
109%	115%	120%
112%	120%	125%
115%	125%	130%
>118%	>130%	200%

For 2008, we achieved adjusted non-GAAP EBITDA of $175.3 million reflecting 108.2% achievement against target. The 2008 adjustments totaling $121.9 million were added back to the reported GAAP EBITDA of $53.4 million yielding the adjusted non-GAAP EBITDA total of $175.3 million. For 2008, we eliminated the adjustment for FAS 123R expenses. Components of the adjustments included the following:

•	$9.1 million of impairment charges recognized by us in connection with our investment in Revance Therapeutics, Inc.;

•	$110.8 million of net expenses associated with business development transactions associated with strategic growth initiatives designed to promote long term returns, including our acquisition of LipoSonix, our settlement and license agreement with Impax Laboratories, fees paid to Ipsen regarding Reloxin®, and investments in Revance Therapeutics, Inc. completed in 2008 and ongoing expenses relating to these transactions; and

•	$2.0 million associated with a legal settlement.

For 2008, we achieved adjusted revenue of $516.7 million, reflecting 97.1% achievement to our revenue target of $532.0 million. A reduction of $1.1 million, associated with the acquisition of LipoSonix, was made to the reported GAAP revenue of $517.8 million yielding the adjusted revenue of $516.7 million for purposes of this plan.

Based on 97.1% achievement of our revenue goal, and 108.2% achievement of our adjusted non-GAAP EBITDA goal, as discussed above, and given 50% weighting for each performance metric, these results led to a maximum bonus payment equal to 102.5% of target bonus opportunity.

Actual cash bonus payable is then determined based on attainment of certain pre-established individual performance objectives, subject to the maximum awards payable based on our performance, as discussed above. The individual performance objectives can only result in a decrease to the bonus amount as determined by the financial performance measures. The 2008 individual performance objectives, and their weighting, for our executive officers were as set forth in the following table.

Individual Bonus Objectives

Jonah Shacknai, Chairman and Chief Executive Officer	55% Financial/Strategic	25% R&D milestones	10% Doctor/Board relations	10% Compliance
Mark A. Prygocki Executive VP, Chief Operating Officer, Former CFO	35% Sales Operations/Inter-departmental coordination	30% Financial/Strategic	25% Doctor/Board relations	10% Compliance
Joseph P. Cooper	50% Business	30% Research and	10% Doctor relations	10% Compliance
Executive VP, Corporate, Product Development	Development	Development; Regulatory
Jason D. Hanson	40% Legal	30% Compliance	20%	10% Doctor/Board
Executive VP, General Counsel, Corporate Secretary			Government/Regulatory Affairs	relations
Richard D. Peterson Executive VP, Chief Financial Officer	45% Financial Transparency/Budget	35% Financial Strategy, Integration, Business Development	10% Doctor relations	10% Compliance
Mitchell S. Wortzman	40% R&D milestones	30% Doctor relations	20% Business	10% Compliance
Executive VP, Chief Scientific Officer			Development

Bonuses were paid in March 2009 after the Compensation Committee certified 2008 performance and adjustments to GAAP numbers as described above and the Compensation Committee’s determination regarding individual performance based on their individual goals. For 2008, the Compensation Committee determined that each executive met his individual performance objectives. As a result, actual bonuses paid to our named executive officers other than Mr. Hanson and Dr. Wortzman, also averaged 102.5% of the individual’s target bonus opportunity since each executive achieved 100% of his performance objectives for the year. Based on the contributions of Mr. Hanson and Mr. Peterson and their performance related to certain business development opportunities and enhancement of corporate controls, the Compensation Committee awarded an additional $50,000 discretionary bonus to Mr. Hanson and an additional $20,000 discretionary bonus to Mr. Peterson.

The Compensation Committee adopted a substantially similar bonus program for the named executive officers for the 2009 fiscal year, employing revised revenue and adjusted non-GAAP EBITDA targets and individual performance goals. Commencing with fiscal 2007, all other employees, excluding those in sales, participated in an annual performance based incentive program that included similar company financial performance objectives and appropriate individual or department objectives.

Long-term Equity Incentive Awards

The Compensation Committee believes it is essential to provide equity compensation and maintain ownership requirements for our executive officers in order to link the interests and risks of our executive officers with those of our stockholders. Additionally, we do not offer our executives other long-term deferred compensation or pension benefits, and the absence of such retirement benefits is factored into our decisions regarding equity awards given to our executives.

In July 2005, in light of the adoption of FAS 123R and industry trends, the Compensation Committee determined to reduce the number of option grants from recent years and to supplement such grants with restricted stock awards. Restricted stock awards enable us to more effectively balance the impact of dilution and expensing requirements, while still providing a competitive form of compensation to our executive officers. Data from our peer group also indicates a shift in practice to include restricted stock in their equity grants. For 2008, all of our named executive officers received only restricted stock awards. The Compensation Committee changed its equity strategy from awarding stock options to awarding restricted shares to ensure we maintain a tight control on our annual share usage and to bring our dilution and overhang rates over time closer to median levels as represented by our peer group. Accordingly, the consultant’s February 2008 analysis reported that our annual share rate usage is significantly below that of our peers (0.5% versus peer group median burn rate of 2.0%), but our overhang and dilution rate continue in the 90th percentile of the peer group.

At the commencement of each year, after reviewing the proposals provided by our Chief Executive Officer, considering executive performance and tenure with the company, and reviewing the market data prepared by the consultant, the Compensation Committee determines the long-term incentive equity awards for our executive officers and employees, other than our Chief Executive Officer, whose grant amount is fixed by his employment agreement. Our Chief Executive Officer, however, has voluntarily lowered the number of awards for his grant, as compared to his contracted amount, in order to supplement the number of shares available to grant to a broader group of high-performing senior management, professional and sales employees. In 2008, consistent with recent practices, the Compensation Committee provided long-term compensation to the executives at a level below the 75th percentile of our market data in order to supplement the number of shares available to grant to a broader group of high-performing senior management, professional, and sales employees and to manage our burn rate. This practice also supports the objective of targeting total direct compensation of our executives at the 75th percentile relative to our market data. For 2008, restricted stock grant values were 28% below the 75th percentile value when compared to our market data for Mr. Shacknai. The average value of grants to our other executives averaged 23% below the 75th percentile value of our market data. Under the negotiated terms of his employment agreement, our Chief Executive Officer is eligible to receive a grant of 25,200 shares of restricted stock and options to purchase at least 126,000 shares of our common stock. For 2008, Mr. Shacknai received 112,387 shares of restricted stock and no stock options. The value of the restricted stock granted to Mr. Shacknai in 2008 was $2,249,988, which compares to a value of $1,536,444 he would have received if his long-term incentives had been granted in accordance with his contract, due to the predominance of options granted under the contract and the lower Black-Scholes value associated with the options. The Committee believed the 2008 grant was appropriate based on its practice of moving away from options, which in this market are less effective incentive tools. In making its determinations regarding the number of shares of restricted stock to be issued to each of the named executive officers, the Compensation Committee considered the strength of our financial performance for fiscal 2007, the decline in our stock price and related retention issues and the desire to continue to provide the same level of value to our executives in the form of long term equity. As a result, the number of shares of restricted stock granted to executive officers increased, but the grant date fair market value of the 2008 awards was substantially the same as awards granted in 2007.

		Number of	Approximate
Named Executive Officer	2008 Grant Value	Restricted Shares	Percentile Rank

Jonah Shacknai	$2,249,988	112,387	60th
Mark A. Prygocki	849,989	42,457	60th
Joseph P. Cooper	699,999	34,965	75th
Jason D. Hanson	809,989	40,459	75th
Richard D. Peterson	499,988	25,242	N/A
Mitchell S. Wortzman	699,999	34,965	50th

As previously discussed, the Committee determined that 2009 grants would be positioned at or above the 75th percentile of our peer group, as illustrated in the table below. In addition, in order to address these concerns and to manage our dilution rates, the Compensation Committee awarded stock appreciation rights, payable in cash, to our non-executive employees.

		Number of	Approximate
Named Executive Officer	2009 Grant Value	Restricted Shares	Percentile Rank

Jonah Shacknai	$4,000,000	354,609	60th
Mark A. Prygocki	1,400,000	124,113	~100th
Joseph P. Cooper	1,100,000	97,517	75th
Jason D. Hanson	1,400,000	124,113	~100th
Richard D. Peterson	1,000,000	88,652	75th
Mitchell S. Wortzman	1,100,000	97,517	60th

The stock option and restricted stock awards granted to our Chief Executive Officer vest in three equal annual installments commencing on the first anniversary of the grant date, as provided in his employment agreement. The restricted stock awards granted to our other named executive officers vest over a five year period from the grant date as follows: Year 1, 10%; Year 2, 10%; Year 3, 20%; Year 4, 30%; and Year 5, 30%. We believe that the five-year vesting schedule, with 60% of the options vesting in the last two years, aligns executives with stockholders in achieving long-term objectives for the company and facilitates executive retention. Vesting of our executive officers’ options and restricted stock terminates upon a termination of employment and is accelerated in certain circumstances upon a termination of employment as described under “Severance and Change of Control Arrangements” below.

Accumulated Wealth

In determining annual long term equity grants and in otherwise reviewing the executives’ compensation, the Compensation Committee reviews the accumulated wealth of our executives resulting from outstanding vested and unvested equity. The following chart summarizes the value of vested and unvested equity as of January 8, 2008, based on a share price of $26.25, for each executive:

					Equity
			Total Current		Currently
		Value of	Value of Equity		Unvested as a %
		Stock Option	Outstanding.	Total Current	of Total Value of
		Exercises	(Vested +	Value of	Equity
Executive	Title	(Gains)	Unvested)	Unvested Equity	Outstanding

Shacknai	Chairman and Chief Executive Officer	$47,694,231	$10,748,241	$2,098,688	20%
Prygocki	Executive Vice President and Chief Operating Officer, Former CFO	$9,788,138	$2,562,562	$1,003,459	39%
Cooper	Executive Vice President, Corporate & Product Development	$2,824,023	$1,534,733	$1,125,810	73%
Hanson	Executive Vice President, General Counsel, Corporate Secretary	$0	$1,228,159	$1,169,096	95%
Wortzman	Executive Vice President, Chief Scientific Officer	$3,647,510	$1,970,455	$643,178	33%

Mr. Peterson was not an executive officer at the time of the February 2008 review and thus his holdings were not reviewed.

Policies and Practices with Respect to Equity Compensation Award Determinations.

For the 2008 fiscal year, the Compensation Committee delegated to our Chief Executive Officer, as a subcommittee of the board, the authority to grant equity awards to non-executives, although such authority is limited to 5,000 restricted shares or 10,000 options per participant and 40,000 restricted shares in the aggregate and options to purchase 80,000 shares of stock in the aggregate. During 2008, one award for 1,531 shares of restricted stock was granted pursuant to this authority. In addition, all options must have an exercise price equal to the closing sale price of our stock on the NYSE on the date of grant and must have a term not longer than 10 years. All such awards must vest as follows: Year 1, 10%; Year 2, 10%; Year 3, 20%; Year 4, 30%; and Year 5, 30%, and be subject to our standard terms and conditions for such award.

Equity awards granted in 2008 to executive officers, including each of the named executive officers, were made on one occasion only, during a regularly scheduled meeting of the Compensation Committee held on March 28, 2008. In February 2007, the Compensation Committee approved a formal policy for the grant of equity awards. Under this policy, equity awards generally will be granted at a quarterly Compensation Committee meeting, which grants will be effective (the grant date) on the 5th business day following the announcement of our results for such quarter or annual period. Equity awards also may be granted as of a specified future date or upon the occurrence of a specified and objectively determinable future event, such as an individual’s commencement of employment or promotion. In 2009, the Compensation Committee modified the grand date for equity awards from the 5th business day to the 2nd business day following the announcement of our results for the quarter or annual period in order to better align this policy with our insider trading policy. Awards of restricted stock and options when so approved will be expressed in dollar valuations unless otherwise specified in an employment agreement and the actual number of shares of restricted stock and number of option shares will be determined on the grant date based on the closing price of our common stock on the NYSE on such grant date. As with our current practice, all options will have an exercise price no less than the closing price of our common stock on the grant date.

Severance and Change of Control Arrangements

Jonah Shacknai, our Chief Executive Officer

In July 1996, we entered into an employment agreement with Mr. Shacknai. This agreement provides Mr. Shacknai with, among other things, varying severance payments and benefits (including tax gross up payments) upon termination of employment (a) by Mr. Shacknai for good reason, (b) by us without cause, (c) following a change in control under certain circumstances, and (d) upon death or disability. The agreement was amended in December 2005, renewing the agreement for a six-year period continuing until December 31, 2011, subject to certain automatic renewal provisions. The Compensation Committee renewed this agreement in December 2005 in recognition of the important contributions and leadership provided by Mr. Shacknai. These amendments were approved after considering Mr. Shacknai’s performance and contributions to the success of the company and also to comply with regulatory changes. Mr. Shacknai’s agreement was recently amended in December 2008 solely to ensure compliance with Section 409A of the Internal Revenue Code and to update the salary information for his 2008 salary level.

Other Named Executive Officers

Employment Agreements.  In order to promote internal equity among the executive officers, and as part of the process of ensuring that our agreements are compliant with Section 409A of the Internal Revenue Code, the Compensation Committee approved amended and restated or new employment agreements with each of our executive officers. These agreements became effective in December 2008 (the “2008 Agreements”) and replace the existing agreements of Messrs. Prygocki, Hanson and Wortzman. In addition, in connection with the adoption of the 2008 Agreements, the participation of each of the executive officers in our long standing Executive Retention Plan was terminated. The purpose of the retention plan, which still exists for certain employees who are not executive officers, and the purpose of the new or amended and restated employment agreements, is to facilitate the exercise of best judgment by our executives and members of management in the event of certain change in control transactions and to improve our recruitment and retention of key employees.

As was the case with the prior employment agreements, the 2008 Agreements provide severance payments and benefits (including tax gross up payments) to our executive officers in the event of termination of employment (a) by the executive for good reason, (b) by us without cause, (c) in connection with a change in control under certain circumstances, and (d) upon death or disability. The Compensation Committee believes that it is important for the executive officers to have severance packages as part of their stable package of benefits and to provide more parity between the total compensation payable to the Chief Executive Officer and the other executive officers. The Compensation Committee also believes that the double trigger requirement for benefits payable in connection with a change in control maximizes stockholder value because it prevents an unintended windfall to management in the event of a friendly (non-hostile) change in control. The material terms of the 2008 Agreements are substantially similar to the Agreements in place prior to December 2008 and to the benefits and payments provided to them under the Executive Retention Plan. The 2008 Agreements continue to provide a lower level of benefits than provided to our Chief Executive Officer, which level of benefits was originally based in part on market data reviewed in 2006 concerning peer company practices provided by our compensation consultant. In connection with the adoption of the 2008 Agreements, the Compensation Committee approved the following enhancements to the benefits previously provided to the executives: (i) increased payment in the event of death or disability to include an amount equal to the highest bonus received in the prior 3 years; (ii) provided that termination due to good reason or disability that occurred within 12 months prior to the change in control would result in change in control payments and benefits; and (iii) terminated our right to withhold severance payments in the event of a violation of the covenant not to compete and the confidentiality covenant. In order to be compliant with Section 409A of the Internal Revenue Code, the definition of change of control was made more restrictive, increasing the percentage of shares required to be acquired to trigger a change of control from 25% to 49%, thereby making it more difficult for a change of control to occur. The Compensation Committee felt that the increased benefits were appropriate and within market for our industry, especially in light of the more restrictive definition of change in control required. All severance payments and benefits payable under the 2008 Agreements continue to be subject to the executive executing a general release in favor of Medicis.

Richard J. Havens.  On April 1, 2008, Richard Havens, our former Executive Vice President, Sales and Marketing, separated employment with the company. The Compensation Committee determined that Mr. Havens was entitled to the severance payments and indemnification benefits pursuant to a without cause termination under his employment agreement dated July 25, 2006, which are described in the footnotes to the “Summary Compensation Table” herein. On April 2, 2008, we entered into a consulting agreement with Mr. Havens, which was subsequently extended for an additional period of one year. In accordance with this consulting agreement, Mr. Havens provides senior level consulting services to us in the areas of corporate development, strategic direction, business operations, corporate strategy, research and development and other areas as we may determine from time to time, and he is paid $430 per hour for his services. In reaching its decision to retain Mr. Havens’ services, the Compensation Committee determined that his knowledge of our operations and historical practices and his skill set were uniquely valuable to us. In reaching the compensation amount payable to Mr. Havens on an hourly basis, the Compensation Committee determined that $430 per hour was reasonable compensation given Mr. Havens’ experience and expertise and that it would likely cost us in excess of that amount to retain a qualified alternative expert.

Equity Award Acceleration for All Employees

Commencing with our 1995 Stock Option Plan, each of our stock options plans, other than our 2006 Incentive Award Plan, provide for accelerated vesting in full for all unvested equity awards as defined in the plan that are outstanding as of the date of a change of control. These plans were approved by our stockholders. The 2006 Incentive Award Plan permits the plan administrator to provide for such accelerated vesting in the award agreements, which the Compensation Committee, as the plan administrator, has done. These acceleration provisions apply to equity awards held by all of our employees. We believe that the acceleration of vesting for outstanding stock options and restricted stock is appropriate in a change-in-control scenario because, depending on the structure of a change-in-control transaction, continuing such awards may hinder a potentially stockholder value enhancing transaction. It may not be possible to replace such awards with comparable awards of the acquiring company’s stock. We also believe that it would not be fair to our employees if they lost the benefit of these outstanding awards as a result of a value enhancing transaction. The acceleration of such awards may allow the employees to exercise the awards and participate in the change-in-control transaction for the shares received, providing such employees with incentive to effectively and efficiently execute the transaction. In this way, the acceleration of vesting aligns the interests of executives and employees in a potential change-in-control transaction with those of our stockholders. For these reasons, we believe that the acceleration of stock awards upon a change-in-control and eligibility for severance benefits in the event of a termination of employment following a change in control is beneficial to both our executives and our stockholders.

Stock Ownership Guidelines.

On July 21, 2005, in connection with the Compensation Committee’s review of the compensation packages paid to our executive officers, the Compensation Committee implemented stock ownership guidelines for ownership of our equity by our executives. In accordance with these guidelines, our Chief Executive Officer must maintain market value of equity ownership equal to eight times his base salary. Each of our Executive Vice Presidents must maintain market value of equity ownership equal to four times the person’s base salary. Each executive will have a five-year period that commenced on August 1, 2005 or upon their respective date of hire or promotion to executive officer if later, to accumulate ownership of their required multiple of their base salary as follows:

•	50% of the respective required market value by August 1, 2008 or three years from date of hire or promotion;

•	75% of the respective required market value by August 1, 2009 or four years from date of hire or promotion; and

•	100% of the respective required market value by August 1, 2010 or five years from date of hire or promotion.

In order to determine progress toward these ownership objectives, annual base salary as of August 1st of each year is compared to each executive’s accumulated ownership on August 1st based on a share price equal to the average closing price of the previous 30 trading days. The chart below summarizes the value owned by each executive as of the August 1, 2008 measurement date; all disclosed executives that were subject to a 2008 guideline achieved the required level of equity ownership.

			Current Guideline as of 08/01/08
			Guideline	Dollar	$ Value of	$ Value of
			Multiple	Value	Unvested	Owned
		Base	as of	Required	Restricted	Outright	Total
Executive	Title	Salary	8/1/08	to be Held	Shares	Shares	Ownership

Shacknai	Chairman, Chief Executive Officer	$1,100,000	4X Base Salary	$4,400,000	$3,025,526	$16,706,405	$19,731,931
Prygocki	EVP, Chief Operating Officer	$535,000	2X Base Salary	$1,070,000	$1,440,126	$651,128	$2,091,254
Cooper	EVP, Corporate & Product Dev.	$457,000	2X Base Salary	$914,000	$1,144,987	$473,760	$1,618,747
Hanson	EVP, General Counsel, Corporate Secretary	$468,000	2X Base Salary	$936,000	$1,524,436	$131,493	$1,655,929
Peterson	EVP, Chief Financial Officer	$420,000	2X Base Salary	$840,000	$637,367	$29,856	$665,325
Wortzman	EVP, Chief Scientific Officer	$450,000	2X Base Salary	$900,000	$1,068,156	$880,615	$1,948,772

Mr. Peterson became an executive officer effective April 1, 2008, and as a result, his first measurement date will occur on April 1, 2011. Mr. Hanson became an executive officer on July 7, 2006 and as a result his first measurement date will occur on July 7, 2009.

Only shares as to which the executive has voting rights are counted toward the satisfaction of the guidelines. Thus, shares of restricted stock, whether or not vested, count in satisfying these guidelines, while shares underlying options, whether vested or not, do not count. Once in compliance with the respective market values, fluctuations in stock prices during blackout periods would not cause the executive officer to be out of compliance of this policy.

Perquisites and Other Benefits

We also provide other benefits to our executive officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program. We offer to all full and part-time employees a medical plan, dental plan, vision plan and life and disability insurance plans, for which our executive officers are provided the same benefits and are charged the same rates as all other employees. Certain other perquisites valued at less than $10,000.00 in aggregate were provided to certain named executive officers during the year. In 2008, consistent with our charter documents regarding reimbursement of expenses and indemnification for acts taken as an officer of the company, we also reimbursed Mr. Shacknai and Mr. Havens for the expenses of their personal attorneys who represented them in connection with the government’s investigation into allegations concerning our past off-label marketing and promotion of Loprox® and Loprox TS®. Also in 2008, we provided reimbursement to Mr. Hanson for certain travel expenses totaling approximately $17,000.

Retirement Plans

We have no defined benefit or defined contribution retirement plans other than the Medicis Pharmaceutical Corporation 401(k) Employee Savings Plan established under Section 401(k) of the Internal Revenue Code. Contributions to the 401(k) plan are voluntary and all employees who are at least 21 years of age are eligible to participate. Approximately 70% of our eligible employees participate in this plan. The 401(k) plan permits us to match employee contributions, and we began making matching contributions in April 2002, at 50% of the first 3% of gross pay that each employee contributes to the plan. Effective as of April 1, 2006, our matching contributions made to all employees increased to 50% of the participant’s elective deferrals up to 6% of the total compensation. The 401(k) plan also allows us to make profit sharing contributions to the plan to be distributed among eligible plan participants on a prorated basis. The amount of profit sharing contributions and employer matching contributions paid to named executive officers are shown in the Summary Compensation Table.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation paid to certain executive officers, to the extent compensation exceeds $1 million per officer in any year. However, performance-based compensation is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals the committee that establishes such goals consists only of “outside directors.” Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant.

All members of our Compensation Committee are intended to qualify as “outside directors” for purposes of Section 162(m). The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing executive compensation and our compensation programs. The bonuses paid to the executive officers for the 2008 performance period are intended to be “performance based compensation” under Section 162(m), while restricted stock awards currently do not qualify as performance-based compensation since their vesting is tied to service with us. The tax cost under 162(m) for 2008 is summarized in the table below. In our 2007 proxy disclosure, we employed the FAS 123R costs in determining the tax cost, which was not accurate and resulted in overstating our actual tax cost for 2007 compensation. We have provided the corrected numbers below for Mr. Shacknai. Please note that there were no tax costs associated with compensation paid to any other executive officer in 2008 and 2007s. The Compensation Committee will continue to review the effects of its compensation programs with regard to Internal Revenue Code Section 162(m). While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.

		Total Non-
		Deductible	Tax Cost to
Executive	Year	Compensation	Company

Jonah Shacknai	2008	$758,120	$274,667
	2007	$404,961	$145,786

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if he receives payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base amount. Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payments is disallowed under Section 280G. If we were to be subject to a change in control, certain amounts received by our executives could be deemed excess parachute payments. As discussed above, we provide our executive officers with tax gross up payments in the event of a change in control to fully compensate them for the 20% excise tax and any additional taxes resulting from such tax gross-up payment. We believe this is important and reasonable as it is competitive with provisions offered to executives in the industry.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the years ended December 31, 2006, December 31, 2007 and December 31, 2008:

							Non-Equity
							Incentive Plan	All Other
					Stock	Option	Compensation	Compensation
Name and Principal Position	Year	Salary(1)		Bonus(2)	Awards(3)	Awards(4)	(5)	(6)	Total

Jonah Shacknai	2008	$1,100,000		—	$1,523,691	$489,545	$1,014,750	$12,219	$4,140,205
Chairman of the Board, Chief	2007	1,060,000			947,285	1,570,415	1,001,700	10,578	4,589,978
Executive Officer	2006	1,020,000			379,541	2,952,285	895,050	8,420	5,255,296
Joseph P. Cooper	2008	457,000		—	319,848	407,190	351,319	12,219	1,547,576
Executive Vice President,	2007	437,003			268,410	582,562	346,500	10,578	1,645,053
Corporate and Product Development	2006	408,192			158,565	582,521	310,781	11,720	1,471,799
Jason D. Hanson	2008	468,000		$50,000	390,968	—	359,775	29,531	1,298,274
Executive Vice President, General Counsel and Corporate Secretary
Richard J. Havens	2008	735,516	(8)	—	615,416 (9)	629,506 (9)	—	1,986,852 (9)	3,967,290
Former Executive Vice President,	2007	465,000			151,803	508,390	366,188	10,578	1,501,959
Sales and Marketing(7)	2006	448,000			119,156	629,116	327,600	11,720	1,535,592
Richard D. Peterson	2008	392,000		20,000	155,770	239,859	322,875	9,843	1,140,347
Executive Vice President, Chief Financial Officer and Treasurer(10)
Mark A. Prygocki	2008	535,000		—	390,927	514,941	411,281	12,219	1,864,368
Executive Vice President, Chief	2007	515,000			232,816	676,405	405,563	10,578	1,840,362
Operating Officer(11)	2006	496,000			141,689	837,879	362,700	8,420	1,846,688
Mitchell S. Wortzman, Ph.D.	2008	450,000		—	274,643	386,205	345,938	12,219	1,469,005
Executive Vice President and	2007	400,000			151,803	508,390	315,000	10,578	1,385,771
Chief Scientific Officer	2006	380,800			119,156	629,116	278,460	11,267	1,418,799

(1)	Includes salary deferred under our 401(k) Employee Savings Plan otherwise payable in cash during the year.

(2)	Amounts represent discretionary bonus payments approved by the Compensation Committee based on individual performance. See “Compensation Discussion and Analysis.”

(3)	The amounts shown are the amounts of compensation cost recognized by us related to the grants of restricted stock, as described in FAS 123R. For a discussion of valuation assumptions, see Note 2 to our 2008 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008; excluding any assumptions for forfeitures. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

		Number Shares of	2008 Fiscal Year
Named Executive Officer	Grant Date	Stock Granted	Compensation Cost

Mr. Shacknai	4/04/2008	112,387	$558,901
	3/07/2007	67,466	752,052
	2/07/2006	6,125	61,464
	7/21/2005	25,200	151,274
Mr. Cooper	4/04/2008	34,965	104,272
	3/07/2007	19,490	130,283
	2/07/2006	5,500	33,127
	7/21/2005	5,700	37,028
	3/01/2003	20,000	15,138
Mr. Hanson	4/04/2008	40,459	120,656
	3/07/2007	24,287	162,349
	7/10/2006	22,500	107,963
Mr. Havens	3/07/2007	14,992	418,113
	2/07/2006	5,500	102,641
	7/21/2005	5,700	94,392
Mr. Peterson	4/04/2008	12,487	37,238
	3/05/2008	12,755	41,347
	3/07/2007	4,865	34,779
	2/07/2006	2,700	18,876
	7/21/2005	3,000	23,530
Mr. Prygocki	4/04/2008	42,457	126,614
	3/07/2007	25,487	170,371
	2/07/2006	7,400	44,571
	7/21/2005	7,600	49,371
Dr. Wortzman	4/04/2008	34,965	104,272
	3/07/2007	14,992	100,216
	2/07/2006	5,500	33,127
	7/21/2005	5,700	37,028

Restricted stock granted to Mr. Shacknai typically vest in three equal annual installments commencing on the first anniversary of grant date. Restricted stock granted to the other executive officer’s options generally vest in the following annual installments: 10% on each of the first and second anniversaries of the grant date; 20% on the third anniversary of the grant date; and 30% on each of the fourth and fifth anniversaries of the grant date.

(4)	The amounts shown are the amounts of compensation cost recognized by us related to the grants of stock options, as described in FAS 123R. For a discussion of valuation assumptions, see Note 2 to our 2008 Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008; excluding any assumptions for forfeitures. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

			Number of Shares of
			Stock Underlying	2008 Fiscal Year
Named Executive Officer	Grant Date	Exercise Price	Options Granted	Compensation Cost

Mr. Shacknai	2/07/2006	$30.05	30,625	136,594
	7/21/2005	32.41	126,000	352,951
Mr. Cooper	7/21/2005	32.41	28,500	86,394
	7/16/2004	38.45	63,000	203,362
	7/31/2003	29.20	63,000	96,449
	3/03/2003	23.01	63,000	20,985
Mr. Hanson	—	—	—	—
Mr. Havens	7/21/2005	32.41	28,500	220,234
	7/16/2004	38.45	63,000	312,823
	7/31/2003	29.20	63,000	96,449
Mr. Peterson	7/21/2005	32.41	15,000	47,652
	7/16/2004	38.45	36,000	131,252
	7/31/2003	29.20	36,000	60,955
Mr. Prygocki	7/21/2005	32.41	38,000	115,192
	7/16/2004	38.45	84,000	271,150
	7/31/2003	29.20	84,000	128,599
Dr. Wortzman	7/21/2005	32.41	28,500	86,394
	7/16/2004	38.45	63,000	203,362
	7/31/2003	29.20	63,000	96,449

We did not grant any stock options to our named executive officers during 2007 and 2008. Fiscal 2006 and prior year stock options grants were made in the first two months of each fiscal year based on performance in the prior fiscal year, which prior to December 31, 2005 ran from July 1st to June 30th of each calendar year. Beginning January 1, 2006, we changed our fiscal year to start on January 1st and end on December 31st.

Options were granted on the date that the Compensation Committee met to make the awards, and the exercise prices equal the closing prices of shares of our common stock on such dates. Vested options are exercisable following termination of employment for ninety days, unless the termination is due to death or disability, in which the option is exercisable for six months and one year, respectively. Options granted to Mr. Shacknai typically vest in three equal annual installments commencing on the first anniversary of grant date. Options granted to the other executive officer’s options generally vest in the following annual installments: 10% on each of the first and second anniversaries of the grant date; 20% on the third anniversary of the grant date; and 30% on each of the fourth and fifth anniversaries of the grant date.

(5)	Represents actual bonuses earned under the Annual Performance Based Cash Bonus Program. For 2008, actual bonuses earned were based on our achieving approximately 97% against target for the net revenue performance goal and approximately 108% against target for the adjusted EBITDA performance goal, as adjusted in accordance with the terms of the plan, and also based on achievement of 100% of targeted individual goals for 2008. See footnote 1 to “Grant of Plan Based Awards” and “Compensation Discussion and Analysis — Annual Performance Based Cash Bonuses” for a more complete description of the bonus program. For a description of the actual bonuses earned under the bonus program for 2007, see our proxy statement filed with the SEC on April 8, 2008.

(6)	The amounts shown for 2008 include profit sharing contributions made under our 401(k) Plan, matching and discretionary contributions made under our 401(k) Plan and life/accidental death and dismemberment insurance premiums, each of which is available to all of our employees, as set forth in the table below. With respect to Mr. Hanson, amount includes a discretionary payment for reimbursement of travel expenses. With respect to Mr. Shacknai, the life insurance premium reflected below does not include a $655 premium paid in 2008 on a term life insurance policy of which Medicis is the sole beneficiary. The amounts do not include for Mr. Havens, $116,414, and for Mr. Shacknai, $99,862, for reimbursement of personal attorneys fees and expenses incurred during 2008 in connection with the government’s investigation into allegations concerning our past off-label marketing and promotion of Loprox® and Loprox TS®.

	401(k) Plan	401(k) Plan	Life/AD&D Insurance
Named Executive Officer	Profit Sharing	Company Contributions	Premiums

Jonah Shacknai	$4,500	$6,900	$819
Joseph P. Cooper	4,500	6,900	819
Jason D. Hanson	4,500	6,900	819
Richard J. Havens	4,500	6,900	182
Richard D. Peterson	4,500	4,688	655
Mark A. Prygocki	4,500	6,900	819
Mitchell S. Wortzman	4,500	6,900	819

(7)	Mr. Havens, our former Executive Vice President, Sales and Marketing, separated from us on April 1, 2008 and provides consulting services to us in a non-executive independent contractor capacity. Pursuant to his consulting agreement, Mr. Havens provides senior level consulting services to us in the areas of corporate development, strategic direction, business operations, corporate strategy, research and development and other areas as we may determine from time to time. He is entitled to $430 per hour for his consulting services. The initial term of the agreement was one year and subsequently was extended for an additional period of one year. We have the right to terminate the agreement upon 24 hours notice to Mr. Havens.

(8)	Includes $134,376 representing Mr. Havens’ salary earned from January 1, 2008 through March 31, 2008 in his capacity as Executive Vice President, Sales and Marketing, and $601,140 representing the amount earned pursuant to the consulting agreement that we entered into with him on April 2, 2008 following his separation from us.

(9)	Includes $1,975,270 paid or payable to Mr. Havens due to his separation from us on April 1, 2008, in accordance with his without cause termination under his employment agreement dated July 26, 2006, subject to his compliance with the surviving terms of his employment agreement, including the covenant not to compete, and his execution of a general release and waiver of claims in our favor. The payment is comprised of: $966,000, representing two times his fiscal year 2008 base salary; $870,000, representing two times the highest annual bonus received by him in any fiscal year in the three years preceding April 1, 2008; $92,299, representing his prorated bonus for fiscal year 2008; $33,345 representing an amount equal to two years of continued benefits for Mr. Havens’ and his dependents based on the current COBRA rates; $11,796, representing an amount equal to accrued but unused vacation time; and $1,830, representing an amount equal to accrued but unpaid salary for fiscal 2008. In addition, Mr. Havens’ outstanding unvested options covering 75,000 shares, all of which had a strike price above the closing price of our common stock on April 1, 2008, and 22,453 unvested restricted shares became fully vested on April 1, 2008, with an aggregate intrinsic value of $448,386, based on the closing price of our common stock on April 1, 2008 of $19.97 a share. All payments were made on January 2, 2009, with the exception of the amounts payable representing Mr. Havens’ accrued but unused vacation time and accrued but unpaid salary, which payments were made before April 4, 2008.

(10)	Mr. Peterson first became a named executive officer upon his promotion to Executive Vice President, Chief Financial Officer and Treasurer on April 1, 2008; represents compensation paid to him for the full fiscal year.

(11)	Mr. Prygocki served as our Executive Vice President and Chief Financial Officer from January 1, 2008 to March 31, 2008 and as our Executive Vice President and Chief Operating Officer from April 1, 2008 through December 31, 2008.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2008:

						All Other	Grant Date
						Stock Awards:	Fair Value of
			Estimated Possible Payouts Under			Number of	Stock and
	Approval		Non-Equity Incentive Plan Awards(1)			Shares of Stock	Option
Name	Date	Grant Date	Threshold	Target	Maximum	or Units(2)	Awards(3)

Jonah Shacknai	3/28/2008	3/28/2008	$247,500	$990,000	$1,980,000	—	—
	3/28/2008	4/04/2008				112,387	$2,249,988
Joseph P. Cooper	3/28/2008	3/28/2008	$85,688	$342,750	$685,500	—	—
	3/28/2008	4/04/2008				34,965	$699,999
Jason D. Hanson	3/28/2008	3/28/2008	$87,750	$351,000	$702,000	—	—
	3/28/2008	4/04/2008				40,459	$809,989
Richard J. Havens	3/28/2008	3/28/2008	$90,563	$362,250	$724,500	—	—
Richard D. Peterson	3/28/2008	3/28/2008	$78,750	$315,000	$630,000	—	—
	3/28/2008	4/04/2008				12,487	$249,990
	2/28/2008	3/05/2008				12,755	249,998
Mark A. Prygocki	3/28/2008	3/28/2008	$100,313	$401,250	$802,500	—	—
	3/28/2008	4/04/2008				42,457	$849,989
Mitchell S. Wortzman	3/28/2008	3/28/2008	$84,375	$337,500	$675,000	—	—
	3/28/2008	4/04/2008				34,965	$699,999

(1)	Represents potential payouts under our annual performance based cash bonus program for fiscal 2008. The performance goals for the 2008 fiscal year were revenue targets and adjusted EBITDA targets. Target revenue for fiscal 2008 was set at $532 million and target adjusted EBITDA for fiscal 2008 was set at $162 million. Actual performance against targets was adjusted EBITDA to eliminate the effects of certain accounting adjustments, extraordinary expenses and litigation costs. Each performance criteria (i.e., revenue and adjusted EBITDA) is given equal weighting in determining the total bonus payout such that 50% of the total bonus opportunity was based on our fiscal 2008 revenue relative to the established target revenue, and 50% of the total bonus opportunity was based on our fiscal 2008 adjusted EBITDA relative to the established target adjusted EBITDA. Payouts pursuant to each performance criteria are determined separately and then combined for the total bonus payable. No bonus was payable if our actual performance was less than 70% of the revenue target, and less than 70% of the adjusted EBITDA target. At 70% or greater of target performance, 50% of target bonus opportunity is payable (subject to weighting) for that criteria. Thus, threshold payout is based on 70% or greater of target performance for only one criteria (and less than 70% performance on the other criteria) resulting in total payment of 25% of target bonus opportunity. At 118% or greater of target performance for net revenue and at 130% or greater for target performance for EBITDA, a maximum of 200% of target bonus opportunity was payable for that criteria. Target bonus opportunity is expressed as a percentage of base salary, ranging from 75% to 90% of base salary. The Compensation Committee also reviews individual performance against pre-established individual performance objectives in determining the final bonus payable. See “Compensation Discussion and Analysis — Annual Performance Based Cash Bonuses” for a more complete description of the 2008 bonus program. The bonuses actually paid under the 2008 bonus program reflect maximum payments equal to 102.5% of the target bonus opportunity and are reflected in the Summary Compensation Table.

(2)	The shares of restricted stock are approved in the first quarter of each fiscal year based on performance in the prior fiscal year. The shares of restricted stock issued to Mr. Shacknai vest in a series of three equal annual installments on the anniversaries of the grant date, subject to his continuous employment with us. Mr. Shacknai’s restricted stock was granted pursuant to the terms of his amended employment agreement that provides for the annual grant of a minimum of 25,200 shares of restricted stock and options to purchase 126,000 shares of common stock, but Mr. Shacknai voluntarily agreed to accept 112,387 shares of restricted stock in lieu of a combination of restricted stock and options to purchase common stock. The restricted stock granted to the other named executive officers vest in a series of annual installments over the five-year period beginning on the grant date, subject to continuous employment with us, as follows: Years 1 and 2 — 10% each; Year 3 — 20%; and Years 4 and 5 — 30% each. Restricted stock is subject to forfeiture upon termination of employment and may not be transferred until vested.

Holders of restricted stock have full voting and dividend rights with respect to the shares. No payment is made for the restricted stock.

(3)	The dollar value of the stock shown represents the grant date fair value as prescribed under FAS 123R, based on the closing stock price stock on the date of grant, which for March 5, 2008 was $19.60, and for April 4, 2008 was $20.02.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2008:

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable (1)	Price	Date	Vested(2)	Vested(3)

Jonah Shacknai	20,416	10,209	$30.05	2/07/2013	159,406	$2,215,743
	126,000	0	32.41	7/21/2015
	280,000	0	38.45	7/16/2014
	280,000	0	29.20	7/31/2013
	280,000	0	18.33	7/11/2012
	280,000	0	26.95	7/17/2011
	400,000	0	27.63	7/25/2010
	354,910	0	11.00	7/29/2009
Joseph P. Cooper	11,400	17,100	32.41	7/21/2015	60,326	838,531
	44,100	18,900	38.45	7/16/2014
	63,000	0	29.20	7/31/2013
	63,000	0	23.01	3/03/2013
Jason D. Hanson	0	0	—	—	80,318	1,116,420
Richard J. Havens(4)	0	0	—	—	0	0
Richard D. Peterson	6,000	9,000	32.41	7/21/2012	33,581	466,776
	25,200	10,800	38.45	7/16/2014
	36,000	0	29.20	7/31/2013
	22,010	0	18.33	7/11/2012
	34,000	0	26.95	7/17/2011
	50,000	0	27.63	7/25/2010
Mark A. Prygocki(5)	15,199	22,801	32.41	7/21/2015	75,876	1,054,676
	58,800	25,200	38.45	7/16/2014
	80,157	0	29.20	7/31/2013
	71,529	0	18.33	7/11/2012
	67,591	0	26.95	7/17/2011
	72,822	0	27.63	7/25/2010
	12,953	0	11.00	7/29/2009
Mitchell S. Wortzman	11,400	17,100	32.41	7/21/2015	56,278	782,264
	44,100	18,900	38.45	7/16/2014
	63,000	0	29.20	7/31/2013
	63,000	0	18.33	7/11/2012
	63,000	0	26.95	7/17/2011
	90,000	0	27.63	7/25/2010
	9,100	0	11.00	7/29/2009

(1)	The table below shows the vesting schedules relating to the option awards which are represented in the above table by their expiration dates.

Option Awards Vesting Schedule
Name	Expiration Date	Grant Date	Vesting Schedule

Jonah Shacknai	2/07/2013	2/07/2006	10,209 shares	—	2/07/2009
Joseph P. Cooper	7/21/2015	7/21/2005	8,550 shares	—	7/21/2009
			8,550 shares	—	7/21/2010
	7/16/2014	7/16/2004	18,900 shares	—	7/16/2009
Richard D. Peterson	7/21/2012	7/21/2005	4,500 shares	—	7/21/2009
			4,500 shares	—	7/21/2010
	7/16/2014	7/16/2004	10,800 shares	—	7/16/2009
Mark A. Prygocki	7/21/2015	7/21/2005	11,400 shares	—	7/21/2009
			11,401 shares	—	7/21/2010
	7/16/2014	7/16/2004	25,200 shares	—	7/16/2009
Mitchell S. Wortzman	7/21/2015	7/21/2005	8,550 shares	—	7/21/2009
			8,550 shares	—	7/21/2010
	7/16/2014	7/16/2004	18,900 shares	—	7/16/2009

(2)	The table below shows on a grant-by-grant basis the vesting schedules relating to the stock awards which are represented in the above table in the aggregate.

Stock Awards Vesting Schedule
Name	Grant Date	Vesting Schedule

Jonah Shacknai	4/04/2008	37,462 shares	—	4/04/2009
		37,462 shares	—	4/04/2010
		37,462 shares	—	4/04/2011
	3/07/2007	22,489 shares	—	3/07/2009
		22,489 shares	—	3/07/2010
	2/07/2006	2,042 shares	—	2/07/2009
Joseph P. Cooper	4/04/2008	3,496 shares	—	4/04/2009
		3,496 shares	—	4/04/2010
		6,993 shares	—	4/04/2011
		10,490 shares	—	4/04/2012
		10,490 shares	—	4/04/2013
	3/07/2007	1,949 shares	—	3/07/2009
		3,898 shares	—	3/07/2010
		5,847 shares	—	3/07/2011
		5,847 shares	—	3/07/2012
	2/07/2006	1,100 shares	—	2/07/2009
		1,650 shares	—	2/07/2010
		1,650 shares	—	2/07/2011
	7/21/2005	1,710 shares	—	7/21/2009
		1,710 shares	—	7/21/2010
Jason D. Hanson	4/04/2008	4,046 shares	—	4/04/2009
		4,046 shares	—	4/04/2010
		8,092 shares	—	4/04/2011
		12,138 shares	—	4/04/2012
		12,137 shares	—	4/04/2013
	3/07/2007	2,429 shares	—	3/07/2009
		4,857 shares	—	3/07/2010
		7,286 shares	—	3/07/2011
		7,287 shares	—	3/07/2012
	7/10/2006	4,500 shares	—	7/10/2009
		6,750 shares	—	7/10/2010
		6,750 shares	—	7/10/2011

Stock Awards Vesting Schedule
Name	Grant Date	Vesting Schedule

Richard D. Peterson	4/04/2008	1,249 shares	—	4/04/2009
		1,249 shares	—	4/04/2010
		2,497 shares	—	4/04/2011
		3,746 shares	—	4/04/2012
		3,746 shares	—	4/04/2013
	3/05/2008	1,275 shares	—	3/05/2009
		1,276 shares	—	3/05/2010
		2,551 shares	—	3/05/2011
		3,826 shares	—	3/05/2012
		3,827 shares	—	3/05/2013
	3/07/2007	487 shares	—	3/07/2009
		973 shares	—	3/07/2010
		1,459 shares	—	3/07/2011
		1,460 shares	—	3/07/2012
	2/07/2006	540 shares	—	2/07/2009
		810 shares	—	2/07/2010
		810 shares	—	2/07/2011
	7/21/2005	900 shares	—	7/21/2009
		900 shares	—	7/21/2010
Mark A. Prygocki	4/04/2008	4,246 shares	—	4/04/2009
		4,246 shares	—	4/04/2010
		8,491 shares	—	4/04/2011
		12,737 shares	—	4/04/2012
		12,737 shares	—	4/04/2013
	3/07/2007	2,549 shares	—	3/07/2009
		5,098 shares	—	3/07/2010
		7,646 shares	—	3/07/2011
		7,646 shares	—	3/07/2012
	2/07/2006	1,480 shares	—	2/07/2009
		2,220 shares	—	2/07/2010
		2,220 shares	—	2/07/2011
	7/21/2005	2,280 shares	—	7/21/2009
		2,280 shares	—	7/21/2010
Mitchell S. Wortzman	4/04/2008	3,496 shares	—	4/04/2009
		3,496 shares	—	4/04/2010
		6,993 shares	—	4/04/2011
		10,490 shares	—	4/04/2012
		10,490 shares	—	4/04/2013
	3/07/2007	1,499 shares	—	3/07/2009
		2,999 shares	—	3/07/2010
		4,497 shares	—	3/07/2011
		4,498 shares	—	3/07/2012
	2/07/2006	1,100 shares	—	2/07/2009
		1,650 shares	—	2/07/2010
		1,650 shares	—	2/07/2011
	7/21/2005	1,710 shares	—	7/21/2009
		1,710 shares	—	7/21/2010

(3)	Represents the closing price of a share of our common stock on December 31, 2008 ($13.90) multiplied by the number of shares that have not vested.

(4)	All of Mr. Havens’ stock options and restricted stock vested on an accelerated basis as of April 1, 2008 in connection with his separation from us. All of Mr. Havens’ unexercised options expired as of July 1, 2008.

(5)	Number of options reported excludes 82,550 vested options transferred to Mr. Prygocki’s former spouse in connection with a divorce settlement as reported on Form 4 filed with the SEC on July 2, 2004.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2008. The vesting of stock awards does not indicate the sale of stock by a named executive officer.

	Option Awards		Stock Awards
	Number of		Number of
	Securities	Value	Shares		Value
	Acquired	Realized on	Acquired on		Realized on
Name	on Exercise	Exercise(1)	Vesting		Vesting(2)

Jonah Shacknai			32,931		$641,175
Joseph P. Cooper			13,639		277,164
Jason D. Hanson			4,678		88,765
Richard J. Havens	50,400	$274,630	24,502	(3)	489,829
Richard D. Peterson			1,356		27,102
Mark A. Prygocki			4,808		95,264
Mitchell S. Wortzman			3,189		63,411

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	Represents the closing market price of a share of our common stock the date of vesting (or in the case of vesting which occurred on a non-business day the closing price of a share of our common stock on the latest previous business day) multiplied by the number of shares that have vested.

(3)	22,453 unvested restricted shares became fully vested on April 1, 2008 in connection with Mr. Havens’ separation from us.

Potential Payments Upon Termination or Change-in-Control

Equity Awards

Our equity incentive plans and award agreements evidencing options and shares of restricted stock granted to our employees, including our named executive officers, provide that all such options and shares of restricted stock shall vest in full upon a change of control. In general, change of control is defined as (i) the acquisition by any person or group of beneficial ownership of 25% or more of the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, (ii) certain changes in the composition of our board of directors, (iii) consummation by us of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, excluding those transactions where existing stockholders continue to hold more than 50% of the securities of the surviving entity, or (iv) a complete liquidation or dissolution of us or a sale of substantially all of our assets.

Jonah Shacknai, our Chairman and Chief Executive Officer

In July 1996, we entered into an employment agreement with Mr. Shacknai, in his capacity as Chairman and Chief Executive Officer. The agreement was amended in December 2005, renewing the agreement for a six-year period commencing on January 1, 2006 and expiring on December 31, 2011. The agreement was amended again in December 2008 solely to satisfy the requirements of Section 409A of the Internal Revenue Code.

Pursuant to the agreement, Mr. Shacknai is entitled to receive certain severance benefits in the event of certain terminations of his employment. The actual level of benefits Mr. Shacknai would receive depends upon the circumstances surrounding his termination of employment, as follows:

•	In the event Medicis enters into an agreement relating to a “change in control” of Medicis, or a change in control of Medicis occurs, and Mr. Shacknai is not appointed as Chairman and Chief Executive Officer of the surviving entity (or to such other position as may be acceptable to Mr. Shacknai) and he resigns within the six months following the effective date of the change in control (which we refer to as a “change in control termination”), Mr. Shacknai will receive: (i) an amount equal to four times the sum of (A) his annual base salary at the highest rate in effect at any time during the twelve months preceding his termination, plus (B) the average annual bonus paid to him during the three years preceding his termination; plus, (ii) a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus. In addition, should any of the payments made pursuant to such termination subject Mr. Shacknai to excise taxes under Sections 280G and 4999 of the Internal Revenue Code, we will pay him a gross up payment to cover any such tax and related payments.

•	In a situation that does not qualify as a change in control termination, if Mr. Shacknai’s employment is terminated by Medicis for any reason other than for “cause,” or if Mr. Shacknai resigns for “good reason” (which we refer to as an “involuntary/good reason termination”), he will be entitled to receive an amount equal to (i) a pro rata bonus (calculated through the date of termination) based on his prior year’s bonus, and (ii) the number of months remaining in the term of his employment agreement divided by twelve, multiplied by the sum of (A) his annual base salary at the highest rate in effect during the twelve months preceding his termination, plus (B) the average annual bonus paid to him during the three years preceding his termination; provided, that, the severance amount will not be less than two times the sum of the amounts set forth in (A) plus (B) above, plus an additional amount equal to 1/24 of the sum of the amounts set forth in (A) plus (B) multiplied by each full year of Mr. Shacknai’s service with us.

•	If Mr. Shacknai’s employment is terminated by his death, we will continue to pay his salary to his estate at the then-current rate for a period of twenty-four months following his death.

•	If Mr. Shacknai’s employment is terminated due to his disability, we will continue to pay his base salary, at the then-current rate for a period of twenty-four months following his termination, and 50% of that base salary for the balance of the term of his employment agreement, but in no event less than an additional period of twelve months.

In the event of a termination of employment under any of the circumstances described above, all options then held by Mr. Shacknai will automatically vest upon such termination and will remain exercisable for their full term. If there is a change in control termination or an involuntary/good reason termination, we will pay Mr. Shacknai (i) a stipend of $75,000 annually for administrative support and services for a period of three years following his date of termination or, if longer, for the balance of the term of his employment agreement; and (ii) an amount necessary to offset any other damages Mr. Shacknai may suffer as a result of our termination of his employment including damages for any loss of benefits Mr. Shacknai would have received if he remained employed by us for the remainder of the term of his employment agreement and all legal fees and expenses incurred by Mr. Shacknai in contesting or disputing his termination or in seeking to obtain or enforce any right or benefit provided by his employment agreement. In the event of a termination of employment under any of the circumstances described above, we are required to maintain continued benefits for four years. Given the contingent nature of any payments referenced in (ii) above, we have not valued them in the table set forth below.

Unless Mr. Shacknai is terminated for cause or voluntarily resigns without good reason, we will provide for a period of four years following his date of termination, benefits under all employee benefit plans and programs in which he is entitled to participate immediately prior to his date of termination or, in the event his participation is not permitted under the terms of one or more of such plans and programs, benefits substantially similar to the benefits he would otherwise have been entitled to receive or the economic equivalent of such benefits. At the end of such period of coverage, Mr. Shacknai may choose to have assigned to him, without cost and without apportionment of prepaid premiums, any assignable insurance policy owned by us which relates to him specifically. Since July 2001, we have maintained a $1 million term life insurance policy, for which we pay $655 annually in premiums. Effective with the policy year beginning July 2012, the premiums increase to $16,285 per year.

Generally, all payments are lump sum payments payable within 5 to 30 days following termination. If we determine that any payments or benefits provided to Mr. Shacknai may become subject to Section 409A of the Internal Revenue Code, we may delay any such payment for a period of up to six months after Mr. Shacknai’s termination of employment, as required by Section 409A, in order to avoid potentially adverse tax consequences to Mr. Shacknai. Any such deferred amounts will receive interest.

The agreement automatically renews for successive periods of five years, unless either party gives timely notice of an intention not to renew. Mr. Shacknai may terminate the employment agreement prior to the end of the term. The agreement provides that during his employment and for a period of one year following termination for reasons other than a change in control of Medicis, Mr. Shacknai will not engage in, consult with or be employed by any competing business (as defined). The agreement also contains customary non-solicitation provisions and provides for the transfer to Medicis of any intellectual property relating to its business.

For these purposes, “change in control” is defined as the entering into of an agreement to merge with, or to sell or otherwise dispose of all or substantially all of our assets or stock to, or the acquisition of us by, another corporation or entity. “Good reason” is defined as (i) the failure to continue the appointment of Mr. Shacknai as our Chairman and Chief Executive Officer, (ii) the reduction of Mr. Shacknai’s annual salary below the minimum amount specified in the agreement ($1,100,000), (iii) the material diminishing of Mr. Shacknai’s duties or responsibilities as our Chairman and Chief Executive Officer, (iv) the assignment to Mr. Shacknai of duties and responsibilities inconsistent with his position as Chairman and Chief Executive Officer, or (v) the relocation of our headquarters, in connection with a change in ownership or control, of more than thirty miles.

For the purposes of the Mr. Shacknai’s employment agreement, “cause” shall mean: (i) the conviction of the executive for a felony involving fraud or moral turpitude; (ii) the executive’s engaging in activities prohibited by the non-compete provisions of the agreement; (iii) the executive’s frequent willful gross neglect (other than as a result of physical, mental or emotional illness) of his duties and responsibilities under the agreement that has a material adverse impact on the business or reputation of the company; or (iv) the executive’s willful gross misconduct that has a material adverse impact on the business or reputation of the company.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to Mr. Shacknai under his employment agreement. The payments were determined presuming that the following events each occurred on December 31, 2008, the last business day of fiscal 2008: (a) a change in control and qualifying termination of employment, (b) a change in control, (c) an involuntary termination without cause or resignation for good reason, (d) death, (e) disability, or (f) a voluntary termination with or without good reason. Excluded are benefits provided to all employees, such as accrued vacation, and benefits payable by third parties under our life and disability insurance policies. Also excluded are gross up payments for excise taxes that Mr. Shacknai may incur in the event of an involuntary/good reason termination (other than a change in control termination) that closely follows a change in control. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment Mr. Shacknai will receive the amounts reflected below:

Jonah Shacknai

		Value of Equity	Continuation	Stipend for
	Salary and	Award	of Employment	Administrative	280G Tax
Trigger	Bonus(1)	Acceleration(2)	Benefits(3)	Support(4)	Gross Up(5)	Total Value

Change of Control and Qualifying Termination	$7,588,933	$2,215,743	$464,809	$225,000	—	$10,494,486
Change of Control, no Termination	—	2,215,743	—	—	—	2,215,743
Involuntary/Good Reason Termination	5,691,700	—	464,809	225,000	—	6,381,509
Death	2,200,000	—	115,910	—	—	2,315,910
Disability	2,750,000	—	464,809	—	—	3,214,809
Voluntary Termination	—	—	416,589	—	—	416,589

(1)	In the case of a change in control termination, represents a sum equal to four times Mr. Shacknai’s highest base salary in the last twelve months and average annual bonus amounts paid in the prior three years. In the case of an involuntary/good reason termination, represents a sum equal to four times Mr. Shacknai’s highest base salary in the last twelve months and average bonus amounts in prior three years, based on payment required for the balance of the contract term ending December 31, 2011. Mr. Shacknai’s prorated bonus (calculated through the date of termination) is excluded from the table as the triggering event occurs on the last day of the performance period. Mr. Shacknai’s actual bonus for 2008 is provided in the Summary Compensation Table. In the case of death, represents an amount equal to two times Mr. Shacknai’s current base salary. In the case of disability, represents an amount equal to 100% of Mr. Shacknai’s current base salary for 24 months and 50% of his base salary for the balance of the contract term ending December 31, 2011.

(2)	In the case of a change in control, with or without a termination, represents the intrinsic value of the accelerated vesting of restricted stock and stock options, based on the closing price of our common stock on December 31, 2008 of $13.90. In the case of an involuntary/good reason termination, death or disability, the intrinsic value of accelerated vesting of stock options was zero because the exercise price of Mr. Shacknai’s outstanding unvested stock options ($30.05 with respect to 10,209 unvested stock options) was greater than the closing price of our common stock on December 31, 2008 of $13.90.

(3)	For a termination other than a termination for cause, represents an amount equal to medical and dental benefits that are payable for the life of Mr. Shacknai for himself, his spouse and his dependant children until they reach the age of 23. The amount reflected assumes rates under COBRA.

(4)	In the case of a change in control termination or involuntary/good reason termination, represents an annual stipend of $75,000 until the expiration of the contract term on December 31, 2011.

(5)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment” resulting from a change in control. Given Mr. Shacknai’s prior five year’s compensation history, there would not be deemed any excess parachute payment and thus no tax gross up amount would be payable. These determinations are based on our best estimate of the individual’s liabilities under of Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 31, 2008.

Other Named Executive Officers

In December 2008, we entered into new or amended and restated employment agreements with each of our current named executive officers, other than Mr. Shacknai (the “Employment Agreements”). Richard J. Havens, who separated from us on April 1, 2008, was not a party to one of the new employment agreements — see the Footnotes to the Summary Compensation Table for a discussion of Mr. Haven’s consulting agreement and the severance payments paid to him upon his separation from us on April 1, 2008. Prior to the effective dates of the Employment Agreements, our named executive officers participated in the Medicis Pharmaceutical Corporation Executive Retention Plan, or retention plan, which has been effective since April 1, 1999 and which provided certain key employees with benefits upon a termination in connection with a change of control. The purpose of the retention plan, which still exists for certain employees who are not named executive officers, and the purpose of the new or amended and restated employment agreements, is to facilitate the exercise of best judgment in the event of certain change in control transactions and improve our recruitment and retention of key employees. In connection with the Employment Agreements entered into in December 2008, the participation of each of Joseph P. Cooper, Jason D. Hanson, Vincent P. Ippolito, Richard D. Peterson, Mark A. Prygocki and Mitchell S. Wortzman in the retention plan was terminated. The Employment Agreements provide, in part, for the payment of certain severance benefits, while subjecting the executives to confidentiality, non-solicitation and non-compete covenants, as described below.

Terminations without Change in Control and without Cause.  In the event of a termination of the executive’s employment without “cause” or by executive for “good reason,” and provided that the executive has delivered to us a general release in our favor and is not in material breach of any provisions of his employment agreement, we will pay the sum of (i) two times the highest rate of such executive’s annual base compensation in effect during the three years preceding the effective date of termination, (ii) two times the highest annual bonus received by such executive in the three year period preceding the effective date of termination, and (iii) a prorated bonus for the year in which the termination occurs determined based on a fraction of the highest annual bonus received by the executive in the three year period immediately preceding the effective date.

In the event of a termination of the executive’s employment by us due to death or disability, and provided that the executive (or executive’s estate) has delivered to us a general release in our favor and is not in material breach of any provisions of his employment agreement, we will pay the sum of (i) one year’s base compensation as then in effect and (ii) the highest annual bonus received by the executive in the three year period immediately preceding the effective date of termination.

In addition, in the event of a termination of the executive’s employment without cause or by executive for good reason, or a termination of executive’s employment due to death or disability:

•	all unvested stock options, restricted stock and other equity-based awards held by the executive will immediately vest as of the date of such termination;

•	the executive will receive, in a lump sum payment, an amount equal to twenty-four months of applicable COBRA premiums for the executive and the executive’s covered dependants;

•	the executive will receive a lump sum cash payment, in lieu of two years of life and disability coverage under our policies equal to four hundred percent of the total premiums that would be paid by us and the executive pursuant to our policies; and

•	the executive will receive a lump sum cash payment equal the value of the retirement pension to which executive would have been entitled under our pension plan, excess benefit plan and supplemental retirement plan, if any, if executive’s employment had continued for an additional period of twenty-four months, reduced by the present value (determined as of executive’s normal retirement date) of executive’s actual benefits under our pension plan, excess benefit plan and supplemental retirement plan.

Effects of Change In Control.  In the event of a “change in control,” all unvested stock options, restricted stock and other equity-based awards granted to the executive will immediately vest and become exercisable immediately prior to the consummation of the change in control.

In addition to the severance payments and benefits to which the executive may become entitled pursuant to a termination without cause or by the executive for good reason described above, if the executive’s employment is terminated in connection with a change in control, and provided that the executive has delivered to us a general release in our favor and is not in material breach of any provisions of his employment agreement , the executive shall also be entitled to the following payments and benefits:

•	if the executive’s employment is terminated due to death or disability subsequent to the announcement of a change in control or on or within twelve months following the consummation of the most recent change in control, a lump sum payment equal to two times the sum of (i) the highest rate of the executive’s annual base compensation in effect during the three years preceding the effective date of the termination plus (ii) the highest annual bonus received by the executive in the three year period preceding the effective date of the termination, minus an amount equal to the amount otherwise payable under the Employment Agreement in the event of the executive’s termination due to death or disability;

•	reimbursement for all legal fees and expenses incurred by the executive as a result of his termination of employment, unless the executive’s claim is determined by a court to be frivolous or without merit; and

•	the forfeiture provisions of any stock option agreements with the executive regarding our right to profits from the exercise of options within three years of the executive’s termination shall be null and void.

In the event that any payment or benefit received by an executive in connection with a change in control or termination of the executive’s employment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay to the executive an additional amount such that the net amount retained by the executive, after deduction of applicable taxes, will equal the total payments that the executive would have received absent such excise tax.

Termination for Cause.  In the event the executive is terminated for cause, we shall pay to the executive three installment payments, each of which will be in an amount equal to 1/12th of the executive’s annual base compensation as of the effective date of the termination, provided that executive is not otherwise in material breach of any of the provisions of his or her employment agreement. We also may elect, in consideration for the executive’s agreement to extend a post-termination non-compete agreement, to pay an additional amount based on 1/12th of the executive’s highest annual base compensation in the preceding three years plus 1/12th the executive’s highest annual bonus during the preceding three years, multiplied by a multiplier to be determined by us, which may not exceed twenty-one. In the table below, we have not valued any of these payments as they are subject to the discretion of the board and may vary from person to person.

Payment Provisions.  All payments are to be made in a lump sum and are generally payable in accordance with the short term deferral rules of Section 409A of the Internal Revenue Code requiring payments be made by the 15th day of the third month following the taxable year in which there no longer is a substantial risk of forfeiture of such amounts. All payments are subject to the executive executing a general release in favor of us and the executive’s compliance with confidentiality, non-solicitation and non-compete covenants.

Definitions.  For the purposes of the Employment Agreements, “cause” means the board’s reasonable determination that one or more of the following conditions exist (i) the executive has been convicted of or pled guilty or nolo contendere to any felony; (ii) the executive has committed one or more acts of theft, embezzlement or misappropriation against the company; (iii) the executive has failed to substantially perform the executive’s duties (other than such failure resulting from the executive’s incapacity due to physical or mental illness), or failed to exercise appropriate diligence, effort and skill, in either case, which failures are not cured within thirty days following written notice; (iv) the executive has materially breached his obligations under the employment agreement, which breach was not remedied within thirty days; or (v) the executive has engaged in willful misconduct towards us or in any conduct involving moral turpitude that is demonstrably injurious to the business or our reputation.

For the purposes of the Employment Agreements, “good reason” is defined as (i) a material diminution in executive’s base salary; (ii) a material diminution in executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom executive is required to report; (iv) a material change in the geographic location of executive’s principal office; (v) during the twenty-four (24) month period following the most recent change in control, we amend (in a manner materially adverse to executive) or terminate any of our performance-based bonus or incentive plan in which the executive participates immediately prior to the effective date of a change in control and pursuant to which the executive receives a material amount of the executive’s compensation, without providing a replacement benefit or program of substantially similar value; or (vii) any other action or inaction that constitutes a material breach by us of the employment agreement.

For the purposes of the Employment Agreements, “change in control” generally means the occurrence of any of the following: (i) the acquisition by any individual, entity or group of 49% or more of the then outstanding common stock of the company or the combined voting power of the then outstanding securities of the company generally entitled to vote in the election of directors, (ii) individuals who, as of the date of the Employment Agreements, constitute the board of the company, or the incumbent board, ceasing to constitute at least a majority of the board (except for incumbent board members whose election or nomination for election is approved by at least a majority of the incumbent board), or (iii) a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of the company; in the case of each of (i), (ii) and (iii) subject to exceptions, limitations and further description as set forth in the Employment Agreements.

Table Regarding Amounts Payable.  In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers under their Employment Agreements. The payments were determined presuming that the following events each occurred on December 31, 2008, the last business day of fiscal 2008: (a) a change in control termination, (b) a change in control, (c) a without cause/good reason termination, or (d) death or disability. Excluded are benefits provided to all employees, such as accrued vacation, and benefits payable by third parties under our life and disability insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination of employment the named executive officers will receive the amounts reflected below:

			Value of Equity	Continuation of
		Salary(1)(2)	Award	Employment	280G Tax	Total
Name	Trigger	and Bonus	Acceleration(3)	Benefits(4)	Gross Up(5)	Value

Joseph P. Cooper	Change of Control and Qualifying Termination	$1,607,000	$838,531	$62,743	$633,923	$3,142,198
	Change of Control, no Termination	—	838,531	—	—	838,531
	Without Cause/Good Reason Termination	1,607,000	838,531	62,743	—	2,508,275
	Death or Disability	803,500	838,531	62,743	—	1,704,775
Jason D. Hanson	Change of Control and Qualifying Termination	$1,827,250	$1,116,410	$62,743	—	$3,006,404
	Change of Control, no Termination	—	1,116,410	—	—	1,116,410
	Without Cause/Good Reason Termination	1,827,250	1,116,410	62,743	—	3,006,404
	Death or Disability	913,625	1,116,410	62,743	—	2,092,779
Richard D. Peterson	Change of Control and Qualifying Termination	$1,298,000	$466,769	$57,744	—	$1,822,513
	Change of Control, no Termination	—	466,769	—	—	466,769
	Without Cause/Good Reason Termination	1,298,000	466,769	57,744	—	1,822,513
	Death or Disability	649,000	466,769	57,744	—	1,173,513
Mark A. Prygocki	Change of Control and Qualifying Termination	$1,980,000	$1,054,667	$62,743	—	$3,097,410
	Change of Control, no Termination	—	1,054,667	—	—	1,054,667
	Without Cause/Good Reason Termination	1,980,000	1,054,667	62,743	—	3,097,410
	Death or Disability	990,000	1,054,667	62,743	—	2,107,410
Mitchell S. Wortzman	Change of Control and Qualifying Termination	$1,530,000	$782,261	$62,743	—	$2,375,005
	Change of Control, no Termination	—	782,261	—	—	782,261
	Without Cause/Good Reason Termination	1,530,000	782,261	62,743	—	2,375,005
	Death or Disability	765,000	782,261	62,743	—	1,610,005

(1)	In situations other than death or disability not in connection with a change of control, represents an amount equal to two times the highest rate of salary in effect in the preceding three years, plus the highest annual bonus received by executive in the preceding three years. In the case of death or disability not in connection with a change in control, represents an amount equal to one year of executive’s then current base salary plus the highest annual bonus received by executive in the preceding three years. Prorated bonuses (calculated through the date of termination) are excluded from the table as the triggering event occurs on the last day of the performance period.

(2)	Excludes payments that may be made to each of Mr. Cooper, Mr. Hanson, Mr. Peterson, Mr. Prygocki or Dr. Wortzman in the event of a termination for cause due to a failure to perform his duties that has not been cured within thirty days following notice of such failure, in which event we will pay each of Mr. Cooper, Mr. Hanson, Mr. Peterson, Mr. Prygocki or Dr. Wortzman, as applicable, 1/12th of his current base salary on each of the 30th, 60th and 90th day after such termination, for a total payment of $114,250, $117,000, $105,000, $133,750 and $112,500, respectively. We have not valued any of the optional payments we may make on termination of an executive for cause as these payments are subject to the discretion of the board and may vary from person to person.

(3)	Represents the intrinsic value of the accelerated vesting of each executive’s unvested restricted stock and unvested stock options, based on the closing price of our common stock on December 31, 2008 of $13.90.

(4)	Represents an amount equal to (i) two years of COBRA coverage, based on the current COBRA monthly premium rates in effect for executive and his dependents plus (ii) an amount equal to 400% of the current premiums paid by us and executive for life and disability insurance.

(5)	A “gross up” for purposes of Internal Revenue Code Sections 280G and 4999 is a contract provision that obligates the company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment,” resulting from a change in control. The excise tax amount is based on our best estimate of each executive’s liabilities under of Internal Revenue Code Sections 280G and 4999, assuming the change in control and qualifying termination occurred on December 31, 2008. For Mr. Hanson, Mr. Peterson, Mr. Prygocki and Dr. Wortzman, given each executive’s prior five year compensation history, there are no amounts that would exceed the base amount to trigger an excess benefit payment or related gross-up amount.

Stock Option and Compensation Committee Report

The Stock Option and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Stock Option and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2008 annual report on Form 10-K and in this proxy statement for the 2009 annual meeting of stockholders.

The Stock Option and Compensation Committee of the Board of Directors
Spencer Davidson
Arthur G. Altschul, Jr.
Michael A. Pietrangelo

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our board of directors upon exercise of options, warrants or rights under all of our existing equity compensation plans. Our existing equity compensation plans include our 2006 Incentive Plan, our 2004, 1998, 1996, 1995 and 1992 Stock Option Plans, in which all of our employees and non-employee directors are eligible to participate, and our 2002 Stock Option Plan, in which our employees are eligible to participate but our non-employee directors and officers may not participate. Restricted stock grants may only be made from our 2006 and 2004 Plans. No further shares are available for issuance under the 2001 Senior Executive Restricted Stock Plan.

				Number of Securities
		Number of Securities	Weighted-Average	Remaining Available for
		to be Issued upon	Exercise Price of	Future Issuance under
		Exercise of	Outstanding	Equity Compensation Plans
		Outstanding Options,	Options, Warrants	(Excluding Securities
		Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	Date	(a)	(b)	(c)

Plans approved by stockholders(1)	12/31/2008	8,189,458	$27.40	2,380,544
Plans not approved by stockholders(2)	12/31/2008	3,722,750	29.07	0

Total		11,912,208	27.98	2,380,544

(1)	Represents options outstanding and shares available for future issuance under the 2006 Incentive Plan. Also includes options outstanding under the 2004, 1998, 1996, 1995 and 1992 Stock Option Plans, which have been terminated as to future grants. Does not include the additional 2,000,000 shares that stockholders are being asked to approve for issuance under the 2006 plan. See Item 2 “Approval of an Amendment to Our 2006 Incentive Award Plan” included herein.

(2)	Represents the 2002 Stock Option Plan, which was implemented by our board in November 2002. The 2002 Plan was terminated on May 23, 2006 as part of the stockholders’ approval of the 2006 Incentive Plan, and no options can be granted from the 2002 Plan after May 23, 2006. Options previously granted from this plan remain outstanding and continue to be governed by the rules of the plan. The 2002 Plan was a non-stockholder approved plan under which non-qualified incentive options have been granted to our employees and key consultants who are neither our executive officers nor our directors at the time of grant. The board authorized 6,000,000 shares of common stock for issuance under the 2002 Plan. The option price of the options is the fair market value, defined as the closing quoted selling price of the common stock on the date of the grant. No option granted under the 2002 Plan has a term in excess of ten years, and each will be subject to earlier termination within a specified period following the optionee’s cessation of service with us. As of December 31, 2008 the weighted average term to expiration of these options is 4.6 years. Each granted option vests in one or more installments over a period of five years. However, the options will vest on an accelerated basis in the event we experience a change of control (as defined in the 2002 Plan).

As of March 20, 2009, there were 10,676,834 shares subject to issuance upon exercise of outstanding options or awards under all of our equity compensation plans, at a weighted average exercise price of $27.83, and with a weighted average remaining life of 3.5 years. In addition, as of March 20, 2009, there were 2,083,847 unvested shares of restricted stock outstanding under all of our equity compensation plans. As of March 20, 2009, there were 467,021 shares available for future issuance under the 2006 Plan.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Medicis’ audited consolidated balance sheets for the fiscal years ending December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008 and the notes thereto.

Responsibilities.  The Audit Committee operates under a written charter adopted by the board. The role of the Audit Committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The independent auditors, Ernst & Young LLP, are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for expressing an opinion on management’s assessment of the effectiveness of internal controls over financial reporting and also the effectiveness of our internal controls over financial reporting.

Review with Management.  The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants.  The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Medicis’ accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communications with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements. Further, the Audit Committee reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our

Annual Report on Form 10-K related to its audit of the consolidated financial statements and financial statement schedules, management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting.

The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Public Company Accounting Oversight Board’s Rule 3600T, which adopts on an interim basis, Independence Standards Board Standard No. 1, as amended Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP its independence from us.

Conclusion.  Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Audit Committee of the Board of Directors
Stuart Diamond
Philip S. Schein, M.D.
Arthur G. Altschul, Jr.

Independent Public Accountants

Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2008 and 2007 as follows:

Type of Fees	Fiscal 2008	Fiscal 2007

Audit Fees	$1,640,171	$1,065,330
Audit-Related Fees	112,483	33,000
Tax Fees	129,680	79,184
All Other Fees	—	183,949

Total	$1,882,334	$1,361,463

Audit Fees

This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits, the assistance with the review of our SEC registration statements and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities and tax consultations.

All Other Fees

For the fiscal year ending December 31, 2007, this category represents fees for pre-implementation reviews of our new enterprise resource planning system. We did not engage Ernst & Young LLP to provide any information technology services or any other services during the fiscal year ended December 31, 2008.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. In fiscal year 2008 and 2007, all Audit fees, Audit-Related fees, and Tax fees were approved by the Audit Committee directly.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Ernst & Young for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our board of directors approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. A related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the Audit Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each subsequently scheduled meeting, management shall present to the Audit Committee any material changes to any approved or ratified related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Medicis (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our board, one of our executive officers or a nominee to become a member of our board; (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

See Footnote 6 to the Summary Compensation Table regarding reimbursements of certain attorneys fees expenses to Messrs. Havens and Shacknai. There has not been any other transaction or series of related transactions to which we were a participant in the 2008 fiscal year or are currently a participant involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock, had or will have a direct or indirect material interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2008 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more that 10% of our Common Stock have complied with the reporting requirements of Section 16(a).

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2010 proxy statement, your proposal must be received by us no later than December 8, 2009, and must otherwise comply with Rule 14a-8. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws.  Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2010 annual meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than January 19, 2010 and later than February 18, 2010. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. Our bylaws have recently been amended regarding these procedures, information and requirements. You may write to our Corporate Secretary at our principal executive offices, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Medicis Pharmaceutical Corporation, 7720 North Dobson Road, Scottsdale, Arizona 85256-2740, or contact Investor Relations by telephone at (480) 291-5854. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Stock Option and Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

MEDICIS PHARMACEUTICAL CORPORATION

Jason D. Hanson,
Executive Vice President, General Counsel and
Corporate Secretary

APPENDIX A

AMENDMENT NO. 5
TO THE
MEDICIS 2006 INCENTIVE AWARD PLAN

This Amendment No. 5 (“Amendment”) to the Medicis 2006 Incentive Award Plan, as amended (the “Plan”), is adopted by Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), as of March 26, 2009, subject to stockholder approval at the annual meeting of the Company’s stockholders on May 19, 2009 (the “2009 Annual Meeting”).

RECITALS

A. The Stock Option and Compensation Committee (the “Committee”) of the Board of Directors of the Company deems it advisable and in the best interest of the Company and its stockholders to amend the Plan, as provided below.

B. Pursuant to Section 11.2 of the Plan, the Committee has the authority to amend the Plan, provided, however, that any amendment of the Plan to increase the maximum aggregate number of shares of Common Stock which may be issued pursuant to Section 2.1(a) of the Plan shall be subject to approval by the Company’s stockholders within twelve (12) months of such amendment by the Committee.

AMENDMENT

1. Subject to stockholder approval by the Company’s stockholders at the 2009 Annual Meeting, Section 2.1 of the Plan is hereby amended and restated in its entirety to read as follows:

“2.1. Shares Subject to Plan.

(a) Subject to Section 11.3 and Section 2.1(b), the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall not exceed 5,416,511 shares (the “Authorized Shares”). In addition, in the event of any cancellation, termination, expiration or forfeiture of any Prior Award during the term of the Plan (including any shares of Common Stock that are forfeited by the holder or repurchased by the Company pursuant to the terms of the applicable award agreement at a price not greater than the original purchase price paid by the holder), the number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall automatically be increased by one share for each share subject to such Prior Award that is so cancelled, terminated, expired, forfeited or repurchased (collectively, the “Cancelled Prior Award Shares”). The aggregate number of shares of Common Stock available for issuance under the Plan pursuant to this Section 2.1 shall be reduced by one share for each share of Common Stock delivered in settlement of any Full Value Award. In no event, however, shall the aggregate number of Authorized Shares and Cancelled Prior Award Shares made available for issuance under the Plan exceed 9,500,000.

(b) To the extent that an Award terminates, expires, lapses or is forfeited for any reason, any shares of Common Stock then subject to such Award shall again be available for the grant of an Award pursuant to the Plan; provided, however, that the number of shares that shall again be available for the grant of an Award pursuant to the Plan shall be increased by one share for each share of Common Stock subject to a Full Value Award at the time such Full Value Award terminates, expires, lapses or is forfeited for any reason. To the extent permitted by applicable law or any exchange rule, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against shares of Common Stock available for grant pursuant to this Plan. If any shares of Restricted Stock are surrendered by the Holder or repurchased by the Company pursuant to Section 7.4 or 7.5 hereof, such shares may again be granted or awarded hereunder, subject to the limitations of Section 2.1(a). To the extent exercised, the full number of shares subject to an Option or Stock Appreciation Right shall be counted for purposes of calculating the aggregate number of shares of Common Stock available

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for issuance under the Plan as set forth in Section 2.1(a) and for purposes of calculating the share limitation set forth in Section 2.3, regardless of the actual number of shares issued or transferred upon any net exercise of an Option (in which Common Stock is withheld to satisfy the exercise price or taxes) or upon exercise of any Stock Appreciation Right for Common Stock or cash. The payment of Dividend Equivalents in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 2.1(b), no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.”

2. Capitalized terms used in this Amendment and not otherwise defined herein shall have the same meanings assigned to them in the Plan. Except as otherwise expressly set forth in this Amendment, the Plan shall remain in full force and effect in accordance with its terms.

3. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

I hereby certify that this Amendment No. 5 was duly adopted by the Stock Option and Compensation Committee of the Board of Directors on March 26, 2009 and by the stockholders of Medicis Pharmaceutical Corporation on May 19, 2009.

Executed this           day of          , 2009.

MEDICIS PHARMACEUTICAL CORPORATION

Richard D. Peterson
Executive Vice President, Chief Financial Officer and Treasurer

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MEDICIS PHARMACEUTICAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 19, 2009 9:30 a.m. local time Scottsdale Resort and Conference Center 7700 East McCormick Parkway Scottsdale, Arizona Medicis Pharmaceutical Corporation 7720 North Dobson Road proxy Scottsdale, Arizona 85256-2740 This proxy is solicited by the Board of Directors of Medicis Pharmaceutical Corporation for use at the Annual Meeting of Stockholders of Medicis Pharmaceutical Corporation to be held on Tuesday, May 19, 2009 (“Annual Meeting”). This proxy when properly executed will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted ''FOR’’ all of the nominees for director named in Item 1, “FOR” the approval of the amendment to the Medicis 2006 Incentive Award Plan under Item 2, “FOR” the ratification of the selection of Ernst & Young LLP as independent auditors of Medicis for the fiscal year ending December 31, 2009 under Item 3 and “FOR” the transaction of such other business as may properly come before the meeting or any adjournment thereof. By signing the proxy, you revoke all prior proxies and appoint Jonah Shacknai, Jason D. Hanson and Mark A. Prygocki, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions.

COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET - www.eproxy.com/mrx Use the Internet to vote your proxy until 11:59 p.m. (E.D.T.) on May 18, 2009. PHONE — 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (E.D.T.) on May 18, 2009. MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote by Phone or Internet, please do not mail your Proxy Card O Please detach here O The Board of Directors Recommends a Vote “FOR” all of the nominees for director named in Item 1 and “FOR” the proposals under Item 2, Item 3 and Item 4. 1. Election of Directors: FOR AGAINST ABSTAIN 01 Arthur G. Altschul, Jr. 02 Philip S. Schein, M.D. 2. Approval of the amendment to the Medicis 2006 Incentive Award Plan. For Against Abstain 3. Ratification of the selection of Ernst & Young LLP as independent auditors of Medicis for For Against Abstain the fiscal year ending December 31, 2009. 4. Transaction of such other business as may properly come before the meeting or any For Against Abstain adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “ FOR “ ALL NOMINEES AND “ FOR “ EACH PROPOSAL.
Address Change? Mark Box: ___Indicate changes below Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.